Execution Copy

Exhibit 10.19.6

Confidential Treatment Requested

OFFICE LEASE

between

RIDGE PARKWAY ASSOCIATES, LLC,

a Delaware limited liability company

(“Landlord”)

and

McDATA CORPORATION,

a Delaware corporation

(“Tenant”)

demising premises located at:

11802 Ridge Parkway

Building 2

Broomfield, Colorado

TABLE OF CONTENTS

AMENDED AND RESTATED OFFICE LEASE

ARTICLE XXIII – HOLDOVER TENANCY	38

ARTICLE XXIV — NOTICES	38

ARTICLE XXV — BROKERS	39

ARTICLE XXVI — ELECTRONIC SERVICES	39

ARTICLE XXVII — MISCELLANEOUS	40

SECTION 1 - PURCHASE AND SALE	7

SECTION 2 - PURCHASE PRICE	8

SECTION 4 - REPRESENTATIONS AND WARRANTIES	8
4.1 Purchaser’s Representations and Warranties	8
4.2 Seller’s Representations and Warranties	9
4.3 ‘As Is’ Sale	9
4.4 Release; Indemnity	10

SECTION 5 - CLOSING	10
5.1 Closing	10
5.2 Possession	10
5.3 Proration	10
5.4 Closing Costs	11
5.5 Seller’s Obligations at the Closing	11
5.6 Purchaser’s Obligations at the Closing	12
5.7 Closing Escrow	13

SECTION 6 - RISK OF LOSS	13
6.1 Condemnation	13
6.2 Casualty	13

SECTION 7 - DEFAULT; TERMINATION	14
7.1 Default by Seller	14
7.2 Default by Purchaser.	14
7.4 Confirmation of Termination	14

SECTION 8 - FUTURE OPERATIONS	15

SECTION 9 - MISCELLANEOUS	15
9.1 Notices	15
9.2 Real Estate Commissions	15
9.3 Entire Agreement	15
9.4 Amendment	15
9.5 Headings	15
9.6 Time of Essence	15
9.7 Successors and Assigns; Assignments; Tax Free Exchanges	16

9.8 Invalid Provision	16
9.9 Attorneys’ Fees	16
9.10 Confidentiality	16
9.11 No Survival	17
9.12 Multiple Counterparts	17
9.13 Exhibits	17
9.14 Construction; Independent Counsel	17
9.15 No Recordation	17
9.16 Jury Waiver	17
9.17 Governing Law	18

SECTION 10 - ESCROW PROVISIONS	18
10.1 Escrow Account and Notice	18
10.2 Dispute Regarding Escrow Payments	18
10.3 Limitation on Escrow Agent Liability	19

EXHIBITS

Exhibit A — Site Plan

Exhibit B — Legal Description of the Land

Exhibit C — Work Letter Agreement

Exhibit D — Rules and Regulations

Exhibit E – Schedule of Environmental Reports

Exhibit F — Premises Acceptance Agreement

Exhibit G — Janitorial Specifications

Exhibit H — Form of SNDA

ADDENDA

Addendum 1 – Right of First Refusal Space

Addendum 2 – Option to Renew or Extend

Addendum 3 – Purchase Option

Addendum 4 – Cancellation Option

Addendum 5 – Additional Emergency Generator

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”), dated as of September 9, 2004, is made and entered into by and between RIDGE PARKWAY ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and McDATA CORPORATION, a Delaware corporation (“Tenant”).

W I T N E S S E T H: That;

WHEREAS, Landlord and Tenant desire to enter into this Lease.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE I — DEFINITIONS

Unless the context otherwise specifies or requires, for purposes of this Lease, the following terms shall have the meanings specified in this Article I:

1.01 “ADA Standards” shall have the meaning ascribed to such term in Section 9.01.

1.02 “Additional Generator” shall have the meaning ascribed to such term in Section 8.05.

1.03 “Additional Improvement Allowance” shall have the meaning ascribed to such term in Section 2.03.

1.04 “Additional Insureds” shall have the meaning ascribed to such term in Section 10.05.

1.05 “Adjustment Rate” shall mean interest at the rate of ten percent (10%) per annum, compounded monthly.

1.06 “Affiliate” shall mean a person or entity directly or indirectly, through one or more intermediaries, that Controls, is Controlled by, or under common Control with the party in question.

1.07 “Alterations” shall have the meaning ascribed to such term in Section 9.01.

1.08 “Applicable Laws” shall mean all laws, ordinances, regulations and directives of any governmental authority having jurisdiction.

1.09 “Base Rent” shall mean the base rental payable with respect to the Premises pursuant to Section 4.01 below.

1.10 “Building One” shall mean the building which contains approximately 168,127 square feet of Rentable Area located at 11802 Ridge Parkway, is adjacent to the Project, and is known as Building One as shown on the Site Plan.

1.11 “Building Standard Method for Measurement” shall mean the calculation of Rentable Area made in accordance with ANSI-Z65.1-1996 BOMA Standard Measurement (1996 standard).

1.12 “Building Two” shall mean the building which contains approximately 168,127 square feet of Rentable Area located at 11802 Ridge Parkway, contains the Premises and is known as Building Two as shown on the Site Plan.

1.13 “Business Hours” shall mean the hours of 7:00 a.m. to 7:00 p.m., Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturdays exclusive of Holidays. For purposes of this Lease, “Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

1.14 “Cancellation Date” shall have the meaning ascribed to such term in Addendum 4.

1.15 “Cancellation Notice” shall have the meaning ascribed to such term in Addendum 4.

1.16 “Cancellation Payment” shall have the meaning ascribed to such term in Addendum 4.

1.17 “CGLI” shall have the meaning ascribed to such term in Section 10.03(A).

1.18 “Commencement Date” shall mean the date of this Lease.

1.19 “Common Areas” shall mean all driveways, accessways, sidewalks, landscaped areas, parking areas, lobbies, elevators, entrances, the roof and other areas of the Project designated by Landlord from time to time for use by tenants and their employees and invitees. In addition, the Common Areas shall include the exclusive right to use interior Common Areas for its employees, agents and invitees and the nonexclusive right to use electrical, mechanical, or telecom rooms at no additional charge for the purposes for which they were intended; provided that Tenant obtains Landlord’s prior written approval which will not be unreasonably withheld, delayed or conditioned and such use does not interfere with any service which Landlord is obligated to provide pursuant to this Lease.

1.20 “Comparable Buildings” shall mean other comparable office projects of similar type, quality, size, location, visibility, age, systems, infrastructure age and capacity, and reputation in the Northwest Denver Office Corridor as the same may exist from time to time.

1.21 “Condemnation” shall have the meaning ascribed to such term in Section 12.01.

1.22 “Construction Period” shall mean the seven (7) month period ending on the Rent Commencement Date.

1.23 “Control” shall mean with respect to an entity that is a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation and, with respect to an entity that is not a corporation, the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.24 “Controllable Operating Expense Base” shall have the meaning ascribed to such term in Section 4.05.

1.25 “Controllable Operating Expense Limit” shall have the meaning ascribed to such term in Section 4.05.

1.26 “Controllable Operating Expenses” shall have the meaning ascribed to such term in Section 4.05.

1.27 “Early Occupancy Period” shall have the meaning ascribed to such term in Section 2.05.

1.28 “Environmental Laws” shall mean and include all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

1.29 “Event of Default” shall have the meaning ascribed to such term in Section 15.01.

1.30 “Excess Operating Expenses” shall mean the amount by which Operating Expenses and Property Taxes for the Early Occupancy Period exceeds [***] per square foot of Rentable Area per year.

1.31 “Existing Generator” shall have the meaning ascribed to such term in Section 8.05.

1.32 “Expiration Date” shall mean January 31, 2017.

1.33 “First Class Building Standards” shall mean of a quality that is equal to or exceeds the quality of Comparable Buildings.

1.34 “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

1.35 “Hazardous Materials” shall mean: any material or substance: (i) which is designated or becomes designated as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; or (vi) which is infectious.

1.36 “Improvement Allowance” shall mean the Initial Improvement Allowance and the Additional Improvement Allowance, if taken.

1.37 “Initial Improvement Allowance” shall have the meaning ascribed to such term in Section 2.02.

1.38 “Interest Rate” shall mean an interest rate equal to the lesser of the maximum rate permitted by law, if any, [***] per annum, compounded monthly, from the date due to the date paid.

1.39 “Land” shall mean Landlord’s interest in the land legally described on Exhibit B.

1.40 “Landlord” shall mean Ridge Parkway Associates, LLC, a Delaware limited liability company and any successor Landlord hereunder.

1.41 “Landlord’s Address For Notices” shall mean:

Ridge Parkway Associates, LLC
c/o Alliance Commercial Partners, LLC
165 South Union Blvd.
Suite 580
Lakewood, Colorado 80228
Attn: Douglas McCormick
with mandatory
copies to:	Whitewater Capital 4, LLC
12700 Whitewater Drive
Minnetonka, MN 55343
Attn: William Muenzberg

and	Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Attn: Matthew R. Bogart

1.42 “Landlord’s Broker” shall mean CB Richard Ellis.

1.43 “Landlord’s Lease Undertakings” shall have the meaning ascribed to such term in Section 22.01.

1.44 “Landlord’s Real Estate” shall have the meaning ascribed to such term in Section 22.01.

1.45 “Landlord’s Statement” shall have the meaning ascribed to such term in Section 4.04(C).

1.46 “Lease” and “Lease Documents” shall mean this Lease and any exhibits, addenda or attachments hereto.

1.47 “Lease Term” shall mean the period between the Commencement Date and the Expiration Date (as hereinafter defined), unless sooner terminated as otherwise provided in this Lease, as the same may be extended pursuant to the terms of this Lease.

1.48 “Lease Year” shall mean each twelve-month period during the Lease Term commencing on the Rent Commencement Date and on each anniversary thereof.

1.49 “Lines” shall have the meaning ascribed to such term in Section 26.01.

1.50 “Market Base Rental Rate” shall mean the annual net rental rate per square foot (exclusive of expense pass-through additions, whether characterized as such or not, and exclusive of any portion of “base rentals” attributable to expenses or to an “expense stop”) of Rentable Area then being charged in Comparable Buildings for new leases then being entered into for space in the Northwest Denver Office Corridor that is comparable to the space for which the Market Base Rental Rate is being determined, taking into consideration Market Factors.

1.51 “Market Factors” shall mean collectively, the location, quality, age, systems and infrastructure, and reputation of the buildings in which the space being compared is located, visibility,

access, ingress/egress, signage rights, parking density and type, floor plan efficiency, floor size, floor load capacity, systems and infrastructure age and capacity; the amount of commissions and tenant improvement allowances or tenant finishes provided by the landlord; use and size of the space under comparison; location and/or floor level of the subject space and any comparison space within their respective buildings, including view, elevator lobby exposure, etc.; definition of “Rentable Area” applicable to the spaces; distinction (if any) between “gross” and “net” rental rates; type, base year or dollar amount for escalation purposes (both operating costs and real estate taxes) if the comparison space is being leased on a “gross” lease basis; any other adjustments (including by way of indexes) to base rental; extent of services provided or to be provided; inclusion of parking charges in rental, if applicable; lease takeovers/assumptions by the landlord of the comparison space, if applicable; club memberships granted, if any, credit standing and financial stature of Tenant and of the tenants in any comparison spaces; and term or length of lease of subject space and of any comparison space.

1.52 “Mortgagee” shall have the meaning ascribed to such term in Section 17.01.

1.53 “Notified Party” shall have the meaning ascribed to such term in Section 17.03.

1.54 “Operating Expenses” shall have the meaning ascribed to such term in Section 4.03.

1.55 “Parking Area” shall mean the parking area outlined on the Site Plan which shall contain approximately four (4) parking spaces per 1,000 square feet of Rentable Area in the Premises.

1.56 “Permitted Expenditures” shall have the meaning a ascribed to such term in Section 2.02.

1.57 “Permitted Transfer” shall have the meaning ascribed to such term in Section 14.02.

1.58 “Permitted Use” shall mean nonretail, general office purposes and for no other purpose. Landlord acknowledges that “general office purposes” may include without limitation research and development labs, computer labs, incidental equipment testing and repair, demonstration rooms, in bound customer support functions, training rooms, and/or data center rooms and other uses pertinent to Tenant’s operation which are generally consistent with an office building.

1.59 “Premises” shall mean the approximately 168,127 square feet of Rentable Area located in Building Two.

1.60 “Project” means the Premises and the Common Areas, including without limitation the Parking Area.

1.61 “Property Taxes” shall mean the aggregate amount of all real estate taxes, assessments (whether they be general or special), sewer rents and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income, franchise succession, or transfer taxes, capital stock, inheritance, estate, gift, federal or state taxes on income or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same shall be imposed in lieu of real estate taxes or other ad valorem taxes and taxes attributable to the personal property of other tenants), which Landlord shall pay or become obligated to pay in connection with the Project, or any part thereof. Property Taxes also shall include all reasonable fees and costs, including attorneys’ fees, appraisals and consultants’ fees, incurred by Landlord in seeking to obtain a reassessment, reduction of, or a limit on the increase in, any Property Taxes, regardless of whether any reduction or limitation is obtained. Property Taxes for any calendar year shall be Property Taxes which are due for payment or paid in such year, rather than Property Taxes which are assessed or become a lien during such year. Property Taxes shall also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Landlord used at the Project in connection with the management of Project.

1.62 “Purchase Agreement” shall have the meaning ascribed to such term in Addendum 3.

1.63 “Purchase Notice” shall have the meaning ascribed to such term in Addendum 3.

1.64 “Purchase Option” shall have the meaning ascribed to such term in Addendum 3.

1.65 “Regulatory Authority” shall mean any federal, state or local governmental agency, commission, board or political subdivision having jurisdiction.

1.66 “Renewal Option” and “Renewal Options” shall have the meanings ascribed to such terms in Addendum 2.

1.67 “Renewal Term” and “Renewal Terms” shall have the meanings ascribed to such terms in Addendum 2.

1.68 “Rent” shall mean any and all amounts due to Landlord from Tenant pursuant to the provisions of this Lease.

1.69 “Rent Commencement Date” shall mean February 1, 2006.

1.70 “Rent Adjustments” has the meaning assigned to it in Section 4.03.

1.71 “Rentable Area” with respect to the Premises shall mean 168,127 square feet of the rentable area of the Premises which has been calculated in accordance with the Building Standard Method for Measurement. Neither Landlord nor Tenant shall have the right to remeasure the Premises and Landlord and Tenant agree that the Rentable Area of the Premises shall be 168,127 square feet for all purposes hereunder.

1.72 “Rooftop Installations” shall have the meaning ascribed to such term in Section 26.05.

1.73 “Security Deposit” shall have the meaning ascribed to such term in Section 5.01.

1.74 “Site Plan” shall mean the site plan attached hereto as Exhibit A.

1.75 “SNDA” shall have the meaning ascribed to such term in Section 17.01.

1.76 “Tenant” shall mean McDATA Corporation, a Delaware corporation.

1.77 “Tenant’s Address for Notices” shall mean:

Prior to the Rent Commencement Date:

McDATA Corporation

380 Interlocken Cresent, Suite 600

Broomfield, Colorado 80021

Attention: Legal Department

with required copies to:

McDATA Corporation

4 McDATA Corporation

Broomfield, Colorado 80021

Attention: Peter Johnson

and

Partners National Real Estate Group, Inc.

3838 Oak Lawn Avenue, Suite 850

Dallas, Texas 75219

Attention: Craig Jones

and

HKE

1660 Lincoln Street

Suite 3050

Denver, Colorado 80264

Attention: Jep Seman

After the Rent Commencement Date:

McDATA Corporation

11802 Ridge Parkway

Building 2

Broomfield, Colorado 80021

Attention: Legal Department

with required copies to:

McDATA Corporation

4 McDATA Corporation

Broomfield, Colorado 80021

Attention: Peter Johnson

and

Partners National Real Estate Group, Inc.

3838 Oak Lawn Avenue, Suite 850

Dallas, Texas 75219

Attention: Craig Jones

and

HKE

1660 Lincoln Street

Suite 3050

Denver, Colorado 80264

Attention: Jep Seman

1.78 “Tenant’s Broker” shall mean Partners National Real Estate Group Inc., a Texas corporation.

1.79 “Tenant’s Hazardous Materials” shall mean any Hazardous Materials brought into the Premises or the Project by Tenant, its subtenants or its assigns, or their respective contractors, clients, members, managers, partners, officers, directors, employees, agents or invitees.

1.80 “Tenant’s Percentage Share” shall mean a fraction, the numerator of which is the Rentable Area of the Premises (i.e., 168,127 square feet) and the denominator of which is the Rentable Area of Building Two (i.e. 168,127 square feet), and is equal to one hundred percent (100%).

1.81 “Transfer” shall have the meaning ascribed to such term in Section 14.01.

1.82 “Work” shall have the meaning ascribed to such term in the Work Letter.

1.83 “Work Letter” shall mean the Work Letter Agreement attached hereto as Exhibit C.

ARTICLE II – PREMISES; TENANT IMPROVEMENT ALLOWANCE

2.01 Lease of Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Lease Term subject to the terms, covenants and conditions set forth in this Lease.

2.02 Tenant Improvement Allowance. Subject to and in accordance with the terms of the Work Letter, Landlord shall provide Tenant a tenant improvement allowance of up to [***] per square foot of Rentable Area in the Premises (the “Initial Improvement Allowance”). The Initial Improvement Allowance may be used interchangeably by Tenant in its sole discretion only to cover any expense (labor and materials, shipping and handling) associated with the construction of the Work, including the cost of architectural/engineering design services, engineering costs, relocation costs, signage costs, as well as, acquisition and installation of voice and data cabling, fiber optic equipment and installation, and computer equipment supplemental HVAC units, UPS systems, furniture, fixtures, and trade fixtures (“Permitted Expenditures”) all of which shall be constructed by or on behalf of Tenant in accordance with the terms of the Work Letter. Subject to the following sentence, any portion of the Initial Improvement Allowance which is not used for Permitted Expenditures may be used by Tenant as an offset against monthly Base Rent until fully utilized; provided that in no event shall more than [***] per square foot of the Initial Improvement Allowance be used to offset Base Rent. In order to offset any portion of the Initial Improvement Allowance against Base Rent, Tenant must provide Landlord with written notice on or before December 31, 2005 specifying the amount of the Initial Improvement Allowance that Tenant is electing to offset against Base Rent (subject to the limitations set forth in the prior sentence.)

2.03 Additional Improvement Allowance. Provided that Tenant utilizes the full Initial Improvement Allowance for Permitted Expenditures, Landlord agrees to provide to Tenant, an additional allowance of up to [***] per square foot of Rentable Area in the Premises (the “Additional Improvement Allowance”). Tenant may elect to receive the Additional Improvement Allowance by providing Landlord with written notice on or before November 1, 2005. In the event that Tenant elects to receive the Additional Improvement Allowance or any portion thereof, Landlord shall make such Additional Improvement Allowance available to Tenant in the same manner and for the same purposes as set forth for the Improvement Allowance in Section 2.02 above; provided that no portion of the Additional Improvement Allowance may be used as an offset against Base Rent. On the Rent

Commencement Date, the monthly Base Rent payable by Tenant shall be increased by an amount sufficient to amortize the amount of the Additional Improvement Allowance funded (or to be funded by Landlord pursuant to pending draw requests) in equal monthly installments assuming an interest rate equal to the Adjustment Rate over one hundred thirty-two (132) months. In such event, Landlord and Tenant shall execute a lease amendment confirming the new Base Rent.

2.04 Condition of Premises. Except as expressly set forth in this Lease (including the Work Letter), Tenant acknowledges that Landlord has not made any representations or warranty with respect to the condition of the Premises or the Project or with respect to the suitability or fitness of either for the conduct of Tenant’s Permitted Use or for any other purpose. Tenant acknowledges that it is had a full opportunity to make its own determination on this regard. Except as is expressly set forth in this Lease (including the Work Letter), Tenant agrees to accept the Premises in its current, “as is, where is” condition without any agreements, representations, understandings or obligations on the part of Landlord having been made with respect to the performance of any alterations, repairs or improvements (or to provide any allowance for same). Without limiting the generality of the foregoing, Tenant acknowledges that the current certificate of occupancy allows the Premises to be used only for limited warehousing purposes only and that Tenant shall be responsible for constructing all improvements necessary in order to allow the Premises to be utilized for the Permitted Use. Notwithstanding anything to the contrary, Landlord agrees to conduct a preconstruction walk through and building systems check with Tenant and its representatives no later than March 1, 2005 and to promptly undertake any repairs and corrections identified and necessary to ensure that the Major Mechanical Systems (as defined in the Work Letter) are in the condition required by Section 2(a)(i) of the Work Letter no later than July 1, 2005.

2.05 Early Possession. Tenant shall have the right at any time following the Commencement Date to enter into the Premises for purposes of constructing the Work. Notwithstanding the foregoing, Tenant shall not have the right to draw any of the Initial Improvement Allowance or the Additional Improvement Allowance prior to the dates set forth in the Work Letter. Notwithstanding anything in this Lease to the contrary, Tenant shall not have the right to occupy the Premises for the conduct of its business operations prior to the Rent Commencement Date without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. If, upon receiving Landlord’s consent, Tenant occupies any portion of the Premises for the purposes of conducting its business therein prior to the Rent Commencement Date, then for the period between date Tenant commences such business operations and the Rent Commencement Date (the “Early Occupancy Period”), Tenant shall pay to Landlord the Excess Operating Expenses for such period.

2.06 Parking. During the Lease Term, Tenant shall have the right for the benefit of its employees, agents and contractors to use the Parking Area without charge (except for Tenant’s obligation to pay Operating Expenses), including, without limitation, the right, of Tenant’s expense, to designate portions of the Parking Areas as being reserved for visitor and/or executive parking. Tenant’s use of the Parking Area shall be in compliance with all Applicable Laws and encumbrances recorded against the Property. Tenant shall take all steps necessary to prevent its employees, agents and invitees from parking in any areas other than the Parking Area. Landlord and Tenant shall cooperate and take commercially reasonable efforts to prevent third parties from parking in the Parking Area.

ARTICLE III – LEASE TERM

3.01 The Lease Term shall be for the period described in Section 1.47 of this Lease.

ARTICLE IV — RENT

4.01 Base Rent. During the Lease Term, Tenant shall pay to Landlord as rental for the Premises the Base Rent described below per square foot of Rentable Area:

Period	Annual Base Rent Per Square Foot of Rentable Area	Annual Base Rent	Monthly Base Rent

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

4.02 Rental Abatement. Notwithstanding anything to the contrary contained in this Lease, Base Rent and Rent Adjustments shall abate and shall not be payable with respect to any portion of the Premises during the first Lease Year. Notwithstanding the foregoing, there shall be no abatement with respect to any of the following, all of which Tenant shall be obligated to pay or reimburse as required by this Lease: (i) after hours HVAC charges pursuant to Section 7.01(B), (ii) the cost of any services in excess of those customarily provided to office tenants in Comparable Buildings including without limitation the cost of operating and maintaining any supplemental HVAC units or electrical equipment or cleaning services in access of those standards set forth on Exhibit G hereto; provided that there shall be no charge for excess electrical consumption unless it exceeds [***] watts per square foot of Rentable Area during Business Hours, (iii) any other indemnity or reimbursement obligation (other than Rent Adjustments) specifically set forth in this Lease; and (iv) any repair or maintenance expenses incurred by Landlord in excess of [***] to repair or maintain the Project during such Lease Year (exclusive of costs, if any, incurred by Landlord in replacing substantial portions of the Parking Area or capital repair or replacements of Major Mechanical Systems (as defined in the Work Letter)).

4.03 Additional Rent. In addition to Base Rent and as additional rent payable with respect to the Premises, Tenant shall commencing on the first day of the Second Lease Year pay to Landlord the sum of the Property Taxes and the Operating Expenses (as defined below) (collectively the “Rent Adjustments”). Tenant shall pay Rent Adjustments monthly on the first day of each calendar month during the Term commencing on the first day of the second Lease Year. Rent Adjustments shall be computed and reconciled on a calendar year basis and any Rent Adjustments for any partial calendar years shall be prorated. Nothing in this Section 4.03 shall limit (i) Tenant’s right to abate Rent Adjustments for the first Lease Year as set forth in Section 4.02 above or (ii) Landlord’s right to collect Excess Operating Expenses with respect to the Early Occupancy Period, if any. The term “Operating Expenses” shall mean all reasonable and customary costs, fees, disbursements and expenses paid or incurred by or on behalf of Landlord in the operation, ownership, maintenance, insurance, management, replacement and repair of the Project (excluding Property Taxes), including without limitation:

(i) Premiums for property, casualty, liability, rent interruption or other types of insurance carried by Landlord and required by this Lease, any lender to or equity investor in the Project, or which is carried by prudent building owners of Comparable Buildings;

(ii) Salaries, wages and other amounts paid or payable for personnel including the building manager, superintendent, operation and maintenance staff, and other employees or agents of Landlord involved in the management, maintenance and operation of the Project, including contributions and premiums towards fringe benefits, unemployment, disability and worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of independent contractors engaged in the operation, repair, care, maintenance and cleaning of any portion of the Project;

(iii) Cleaning expenses, including without limitation janitorial services, window cleaning, and garbage and refuse removal;

(iv) Landscaping expenses, including without limitation irrigating, trimming, mowing, fertilizing, seeding, and replacing plants;

(v) Heating, ventilating, air conditioning and steam/utilities expenses, including fuel, gas, electricity, water and sewer not specifically measured and charged to tenants;

(vi) Subject to the provisions of clause (xv) of the following paragraph, the cost of maintaining, operating, repairing and replacing components of equipment or machinery, including without limitation heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts;

(vii) Other items of repair or maintenance of elements of the Project;

(viii) The costs of policing, security and supervision of the Project;

(ix) The costs of maintaining, operating, preparing and replacing the Parking Area and other Common Areas;

(x) The cost of the rental of any machinery or equipment (other than items which are to be capitalized as required below) and the cost of supplies used in the maintenance and operation of the Project;

(xi) Audit fees and the cost of accounting services incurred in the preparation of statements referred to in this Lease and financial statements and in the computation of the rents and charges payable by tenants of the Project;

(xii) Legal fees and expenses;

(xiii) Payments under any easement, operating agreement; declaration, restrictive covenant, or instrument existing as of the Commencement Date (or hereafter consented to by Tenant) pertaining to the sharing of costs between neighboring property owners;

(xiv) A fee to Landlord or its property manager for the administration and management of the Project; and

(xv) Capital expenditures to the extent not excluded pursuant to the following paragraph.

Notwithstanding anything to the contrary contained in this Lease, the term Operating Expenses shall not include any of the following items: (i) any cost relating to the marketing, solicitation, negotiation and execution of leases of space in the Project, including without limitation, promotional and advertising expenses, commissions, finders fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants, the amount of any allowances or credits paid to or granted to tenants or other occupants of any such design or construction, and all other costs of alterations of space in the Project leased to or occupied by other tenants or occupants; (ii) legal or accounting expenses in negotiating or enforcing the terms of any space lease or contract related to the sale of the Project or to any ground lease related to all or any portion of the Project; (iii) interest, amortization payments, late charges, fees and other charges on any mortgage, deed of trust, deed to secure debt or other evidence of indebtedness, whether or not secured by all or any portion of the Project; (iv) any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord’s managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service; (v) costs of HVAC supplied outside of Business Hours to any tenant of the Project; (vi) wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Building Manager as such term is commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Expenses shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Project; (vii) costs incurred by Landlord for repairs or other work caused by fire, windstorm or other casualty for which Landlord is required to maintain insurance pursuant to this Lease, except costs incurred by Landlord in restoring the Project in accordance with this Lease resulting from commercially reasonable deductibles as provided in Section 10.05; (viii) any amount (other than the management fee) paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Project, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord’s managing agent on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Building/Project is located; (ix) any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Project and any reciprocal easement agreement and/or covenant, condition and restriction agreement which is entered into after the Commencement Date without Tenant’s consent; (x) depreciation and amortization; (xi) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which if purchased would be excluded from Operating Expenses as a capital cost, excepting from this exclusion equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project; (xii) costs of initially constructing the Project; (xiii) any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any Hazardous Material, including toxic mold, in or about the Project or real property, and including, without limitation, Hazardous Materials in the ground water or soil, except to the extent caused by Tenant’s Handling of any Hazardous Materials or due to any defects in the construction of the Work or any other Alterations; (xiv) any management fee in excess of [***]of the aggregate of Base Rent and Rent Adjustments provided that for purposes of calculating the management fee, Landlord may include any expenses excluded from Operating Expenses due to the Controllable Operating Expense Limit; (xv) the cost of replacing, resurfacing or overlaying more than [***] of the surface area of the Parking Area during any one Lease

Year during the initial Lease Term but not during any Renewal Term (provided that the foregoing shall not limit Landlord’s ability to pass through the cost of maintaining and resealing the Parking Area or costs of repairing portions of the Parking Area as needed, including partial patches and overlays); (xvi) any office rental and any parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel; (xvii) any costs incurred in connection with the original design and construction of the Project or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the common areas, correction of defects in design and/or construction of the Project including defective equipment, replacement of major components which have reached the end of their useful life irrespective of whether the replacement may result in reducing the Operating Expenses, and the repair of damage to the Project in connection with any type of insured casualty or condemnation; (xviii) all costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied, and sound management practices, except (i) any capital improvement made to the Project which actually reduces Operating Expenses, amortized on a straight-line basis, including interest at the lesser of the interest rate actually paid by Landlord or [***] per annum, over the improvement’s useful life in accordance with generally accepted accounting principles, provided, however, the annual amortization shall not exceed the annual amount of Operating Costs actually saved as a result of such capital improvement, or (ii) capital expenditures required by government regulation or law enacted after the Commencement Date, the amount of such costs to be amortized on a straight-line basis, with interest at the lesser of the interest rate actually paid by Landlord or [***] per annum, over the asset’s useful life in accordance with generally accepted accounting principles; (xix) any cost incurred in connection with upgrading the Project to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including without limitation the Americans With Disabilities Act (or similar laws, statutes, ordinances or rules imposed by the State, County, City, or other agency where the Building/Project is located), including penalties or damages incurred as a result of non-compliance, except to the extent that such non-compliance relates to the construction of the Work or any other Alteration constructed by Tenant; (xx) any cost incurred in connection with modifying, upgrading, replacing, repairing or maintaining the Project’s telecommunication systems, including the purchase, installation and operation of any informational displays in the Project’s elevators or lobbies except to the extent requested by Tenant; (xxi) expenses in connection with services or other benefits which are provided to another tenant or occupant of the Project and which do not benefit Tenant to include the repairs and maintenance of the common area of a multi-tenant floor (e.g. elevator lobby, restrooms and hallways) if Tenant is a full-floor tenant and such repairs and maintenance are not provided to Tenant; (xxii) Landlord’s personal and corporate income taxes, inheritance and estate taxes, franchise, gift and transfer taxes; (xxiii) special assessments or special taxes initiated or obtained after the Commencement Date as a means of financing improvements to the Project; (xxiv) except to the extent requested by Tenant, all advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information services; (xxv) any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent except to the extent that any of the foregoing result from Tenant’s failure to timely pay any amount due under this Lease; (xxvi) any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions, excepting the Building’s/Project’s annual membership dues in the local Building Owners and Managers Association; (xxvii) costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items not requested by Tenant; (xxviii) any compensation or benefits paid to or provided to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord; (xxix) any reserves of any kind; and (xxx) any cost which are covered by any warranty or guaranty applicable to the Project but only to the extent actually collected by Landlord and net of reasonable collection costs.

If any Operating Expense is incurred for providing goods, services or any other items for the benefit of any building or property outside of the Project, then such expense shall be reasonably and equitably allocated and apportioned by Landlord to each of the buildings receiving the benefit of such goods, services or other items based on the amount of the benefit derived by each of the buildings. Landlord will account for Operating Expenses using sound management and accounting standards and in accordance with industry standards and practices. Operating Expenses shall be reduced by or adjusted to account for all cash discounts, trade discounts, quantity discounts, rebates, refunds, credits, or other amounts received by Landlord or Landlord’s property manager for its purchase of or provision of any goods, utilities or services to the Project.

4.04 Adjustment Procedure; Estimates. The Rent Adjustments specified in Section 4.03 shall be determined and paid as follows:

(A) During each calendar year during the Lease Term, Landlord shall give Tenant written notice of its estimate of any amounts payable under Section 4.03 for that calendar year. On or before the first day of each calendar month during the calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts; provided, however, that Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.

(B) As soon as practical following the end of any calendar year, but not later than May 1st, Landlord shall deliver to Tenant a statement of that year’s Property Taxes and Operating Expenses which shows by line item in reasonable detail the calculations performed by Landlord in determining Property Taxes and Operating Expenses, and the actual Rent Adjustments to be made pursuant to Section 4.03 for such calendar year, as determined by Landlord (the “Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Tenant, except as provided in Section 4.06 below. Landlord shall utilize the same form of Landlord’s Statement for each calendar year during the Term, including maintaining the same calculations, methods and line items from year-to-year. In addition, the Landlord’s Statement for the 2006 Calendar Year shall include Landlord’s calculation of the Controllable Operating Expense Base. If the amount of the actual Rent Adjustments is more than the estimated payments for such calendar year made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days of receipt of Landlord’s Statement. If the amount of the actual Rent Adjustments is less than the estimated payments for such calendar year previously paid by Tenant, any excess shall be credited against Rent Adjustments next payable by Tenant under this Lease or, if the Lease Term has expired, any excess shall be paid to Tenant within thirty (30) days following the date of Landlord’s Statement. No delay in providing the statement described in this subparagraph (A) shall act as a waiver of Landlord’s right to receive payment pursuant to Section 4.03 above.

(C) If this Lease shall expire or terminate on a day other than the end of a calendar year, the amount of the Rent Adjustments to be paid pursuant to Section 4.03 that is applicable to the calendar year in which such expiration or termination occurs shall be prorated based on the fraction the numerator of which is the number of days from January 1 of the calendar year to the expiration or termination date and the denominator of which is 365. The expiration or termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to this Article 4 to be performed after such expiration or termination.

4.05 Limit on Controllable Operating Expenses. Notwithstanding anything in this Lease to the contrary, commencing with the 2007 calendar year, the amount of Controllable Operating Expenses (as defined below) that Landlord may include in Operating Expenses in any calendar year shall not exceed the Controllable Operating Expense Limit for such calendar year. “Controllable Operating Expenses” shall mean all Operating Expenses other than the cost of utilities, insurance, snow removal and any amounts payable by Landlord under reciprocal easements or other recorded encumbrances in existence on the Commencement Date (or otherwise consented to by Tenant) and excess expenses incurred by Landlord due to Tenant’s request for additional services or consumption of utilities or services in excess of those customarily provided by landlords in Comparable Building; provided that Tenant’s consumption of electricity shall not be considered excessive unless it exceeds an average of six (6) watts per square foot during Business Hours. Nothing in this Section 4.05 shall be construed as imposing any limit or cap on Property Taxes. The “Controllable Operating Expense Limit” for 2007 calendar year shall equal [***] of the actual Controllable Operating Expenses Base (as defined below) and thereafter, the Controllable Operating Expense Limit for any calendar year during the Lease Term shall equal [***] of the Controllable Operating Expense Limit for the immediately preceding calendar year. “Controllable Operating Expense Base” shall mean the amount of Controllable Operating Expenses incurred by Landlord in the 2006 calendar year; provided that if Tenant fails to occupy 100% of the Premises for the entire 2006 calendar year, then such amount shall be adjusted to the amount of Controllable Operating Expenses that Landlord reasonable estimates that Landlord would have incurred had Tenant fully occupied the Premises for the entire 2006 calendar year, and further provided, that the amount of the management fee that Landlord may include in Controllable Operating Expense Base shall be computed as though Tenant had paid Base Rent and Rent Adjustments during the entire 2006 calendar year at the rate payable for the second Lease Year. Notwithstanding anything to the contrary, if during any calendar year all or any portion of any Operating Expense is excluded from Rent Adjustments due to the limit on Controllable Operating Expenses for such calendar year, then Landlord may not recover such excluded Operating Expense in subsequent calendar years.

4.06 Review of Landlord’s Statement. Provided that (i) Tenant is not then in default under this Lease beyond any applicable cure period, (ii) Tenant has paid Landlord all amounts, if any, which are shown as due and owing on Landlord’s Statement, and (iii) Tenant otherwise strictly complies with the provisions of this Section 4.06, Tenant shall have the right, once each calendar year, to reasonably review supporting data for any portion of a Landlord’s Statement (and upon Tenant’s request Landlord shall promptly make such supporting data available for review) in accordance with the following procedure:

(A) Tenant shall, within thirty (30) days after any such Landlord’s Statement is delivered, deliver a written notice to Landlord indicating that Tenant is electing to exercise its rights under this Section 4.06 and specifying the portions of the Landlord’s Statement that Tenant is electing to review. Tenant will complete its review of Landlord’s records and deliver to Landlord a written notice specifying in reasonable detail any portions of the Landlord’s Statement which Tenant claims are incorrect within ninety (90) days following the date of Landlord’s Statement. The right of Tenant under this Section 4.06 may only be exercised once for any Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 4.06 for a particular Landlord’s Statement shall be deemed waived.

(B) Tenant acknowledges that Landlord maintains its records for the Project at Landlord’s manager’s corporate offices presently located at the address set forth in Section 1.41 and Tenant agrees that any review of records under this Section 4.06 shall be at the sole expense of Tenant and shall be conducted by an independent firm of certified public accountants or real estate consultants of national standing (which firm, accountants or consultants shall not be retained on a basis where more than fifty percent (50%) of such party’s compensation is based upon contingency or incentive fee). Tenant acknowledges and agrees that any records reviewed under this Section 4.06 constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review and the principals of Tenant who receive the results of the review.

(C) Any errors disclosed by the review shall be promptly corrected by Landlord, provided, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by a separate, independent firm of certified public accountants of national standing. In the event of a disagreement between the computation of Landlord’s accounting firm and Tenant’s accountants or consultants, the review that discloses the least amount of deviation from the Landlord’s Statement shall be deemed to be correct. In the event that the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment obligations to pay the estimated Rent Adjustments. In the event that such results show that Tenant has underpaid its obligations for a preceding period, Tenant shall be liable for Landlord’s actual accounting fees, and the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Rent Adjustments. If for any Lease Year, the amount that Landlord collectively includes for Operating Expenses and Property Taxes exceeds the amounts that Landlord was entitled to include for such Lease Year by more than [***], Landlord will reimburse Tenant for its reasonable, out-of-pocket expenses incurred in reviewing Operating Expenses and Property Taxes (not to exceed [***]) and Landlord shall pay Tenant interest at the Interest Rate on the amount of such overcharges computed from the date of Landlord’s Statement until such overcharges are paid or credited to Tenant.

4.07 Payment. Monthly Base Rent and Rent Adjustments shall be payable in advance on the first day of each calendar month of the Lease Term. If the Rent Commencement Date is other than the first day of a calendar month, the Base Rent for such initial but partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the total number of days in the calendar month. All Rent, and all other amounts payable to Landlord by Tenant pursuant to the provisions of this Lease, shall be paid to Landlord, without notice, demand, abatement, deduction or offset (except as otherwise specifically set forth herein), in lawful money of the United States at such place as Landlord may designate from time to time by written notice given to Tenant. The covenant of payment of Rent is an independent covenant of Tenant in this Lease.

4.08 Late Charge; Interest. Tenant acknowledges that the late payment of Base Rent, Rent Adjustments or any other amounts payable by Tenant to Landlord hereunder will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any such payment on or before the fifth (5th) day after the date such payment is due and payable, Tenant shall pay Landlord as additional rent interest on the delinquent amounts from the date such amount was payable until paid at the Interest Rate. In addition, if Tenant fails to make any payment to Landlord under this Lease on or before the fifth (5th) day after such payment is due and payable, Tenant shall pay to Landlord as additional rent a late charge equal to two and one-half percent (2.5%) of the overdue amount to cover such additional administrative costs. Notwithstanding the foregoing, Landlord will waive the first late fee payable during any calendar year if Tenant pays such delinquent amount within five (5) days following written notice from Landlord to Tenant that such payment is delinquent.

4.09 Rent Taxes. Notwithstanding any provision in this Lease to the contrary, Tenant shall pay any rent, sales, service, transfer or value added tax, or any other applicable tax on the Rent or services herein or otherwise respecting this Lease (and such taxes shall not be included in Property Taxes) whether imposed on either Landlord or Tenant by Applicable Law.

ARTICLE V – SECURITY DEPOSIT

5.01 Security Deposit. Subject to and conditioned upon the terms of this Section 5.01, Landlord hereby waives the Security Deposit. Notwithstanding the foregoing, if at any time following the Commencement Date, Tenant’s financial statements indicate that Tenant has less than [***] in cash and marketable securities, then Tenant shall immediately notify Landlord and shall deposit with Landlord a sum equal to [***] (the “Security Deposit”) The Security Deposit shall serve as security for the faithful performance by Tenant of the terms, provisions and conditions of this Lease. It is agreed that in the event Tenant defaults in any of the terms, provisions or conditions of this Lease beyond any applicable cure period, including but not limited to the payment of Base Rent or Rent Adjustments, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Base Rent, Rent Adjustments or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, including but not limited to any damages or deficiency in the re-letting of the Demised Premises, whether such damages accrued before or after summary proceedings or other re-entry by Landlord. In any such event, Tenant shall be obligated to restore the security within ten (10) days after demand by Landlord to the full amount called for hereunder. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, including but not limited to payment of all Base Rent and Rent Adjustments due hereunder, the security deposit shall be returned to Tenant within thirty (30) days after the Expiration Date of the Lease and after delivery of entire possession of the Demised Premises to Landlord and an inspection by Landlord indicating Tenant’s compliance with the surrender obligations of this Lease. Landlord shall comply with all Applicable Laws concerning security deposits for commercial leases.

ARTICLE VI — USE OF PREMISES

6.01 Tenant’s Permitted Use. Tenant shall use the Premises only for Tenant’s Permitted Use and shall not use or permit the Premises to be used for any other purpose. Tenant shall, at its sole cost and expense, obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Permitted Use.

6.02 Compliance With Laws and Other Requirements.

(A) Tenant shall cause the Premises to comply in all material respects with all Applicable Laws, any certificate of occupancy and any covenant, encumbrance, or restriction affecting the Project or the Premises which are currently or in the future may become applicable to the Premises; provided that with respect to private covenants, encumbrances, or restrictions created after the Commencement Date, Tenant shall only be required to comply to the extent such matters are consented to by Tenant or otherwise do not materially interfere with Tenant’s operations in the Premises or impose any material monetary obligation on Tenant.

(B) Tenant shall not use the Premises or Common Areas, or permit the Premises to be used, in any manner which: (a) violates any Applicable Law; (b) knowingly causes or is reasonably likely to cause damage to the Premises or the Project; (c) violates a requirement or condition of any fire and extended insurance policy covering the Project and/or the Premises, or directly increases the cost of such policy; (d) constitutes or is reasonably likely to constitute a public or regulated nuisance, annoyance or inconvenience to occupants of adjacent properties; or (e) violates the Rules and Regulations described in Article XIX.

6.03 Hazardous Materials.

(A) No Hazardous Materials shall be Handled upon, about, above or beneath the Project by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, members, managers, partners, officers, directors, employees, agents, or invitees. Notwithstanding the foregoing, normal quantities of Tenant’s Hazardous Materials customarily used in the conduct of general administrative office activities (e.g., copier fluids and cleaning supplies) and fuels used in connection with the use of the Existing Generator or the Additional Generator may be Handled at the Project without Landlord’s prior written consent. Tenant’s Hazardous Materials shall be Handled at all times in compliance with the manufacturer’s instructions therefor and all applicable Environmental Laws, as defined herein.

(B) Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any “Regulatory Authority”, (as defined herein,) or necessary for Landlord to make full economic use of the Premises or any portion of the Project, which arises from the Handling of Hazardous Materials upon, about, above or beneath the Premises or any portion of the Project by Tenant, its subtenants or its assignees, or their respective contractors, clients, members, managers, partners, officers, directors, employees, agents or invitees. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Project, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant shall take all actions necessary to restore the Premises or any portion of the Project to the condition existing prior to the introduction of Tenant’s Hazardous Materials. Tenant shall nevertheless obtain Landlord’s written approval prior to undertaking any actions required by this Section, which approval shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on the Premises or any portion of the Project.

(C) Landlord represents and warrants that, to Landlord’s best knowledge, no Hazardous Materials are located in the Premises other than those identified on the reports listed on Exhibit E attached hereto.

ARTICLE VII — UTILITIES AND SERVICES

7.01 Building Services. Subject to Tenant’s obligation to construct the Work and Landlord’s right to recover its expenses through Operating Expenses, Landlord agrees to furnish or cause to be furnished to the Premises the following utilities and services at least at levels and in types provided in Comparable Buildings and more particularly provided below:

(A) Non-attended automatic passenger and freight elevator service as such elevators exist on the Commencement Date.

(B) During Business Hours and subject to events or conditions beyond Landlord’s reasonable control, air conditioning, heating and ventilation as are required for the comfortable use and occupancy of the Premises. Landlord shall make available to Tenant heating, ventilation or air conditioning in excess of that which Landlord shall be required to provide hereunder on dates and during hours as requested by Tenant. Landlord shall charge Tenant a per hour amount equal to Landlord’s estimate of its cost from time to time of providing excess HVAC and such charges will be separate from and in addition to Tenant’s Rent Adjustments. Tenant acknowledges that Landlord’s ability to provide sufficient HVAC is dependent upon many factors over which Landlord does not have control, including, without limitation, Tenant’s completion of the Work, subsequent Alterations, the placement of Tenant’s furniture, the ratio of square footage to people present in the Premises, and the presence of heat generating equipment. Tenant agrees to cooperate with Landlord to mitigate any such factors which might interfere with Landlord’s ability to provide adequate HVAC to the Premises.

(C) Hot and cold domestic water.

(D) Janitorial and cleaning services five (5) days per week, exclusive of Holidays, in accordance with the specifications described in Exhibit G attached hereto. Tenant reserves the right to restrict cleaning services from access to certain areas of the Premises. If Tenant is dissatisfied with the services provided by Landlord’s janitorial contractor, Landlord will cooperate with Tenant to replace such contractor with a contractor satisfactory to Tenant and Landlord, provided that the cost of such replacement contractor is not materially higher than the cost of the replaced contractor. Tenant shall have the right to take over interior cleaning of the Premises by providing Landlord with at least sixty (60) days’ prior written notice and in such event, interior janitorial expenses shall be excluded from Controllable Operating Expenses.

(E) Sufficient electrical capacity to operate incandescent lights, computers, calculating machines, printers, facsimile machines, telephone systems, ordinary kitchen equipment such as refrigerators, dishwashers, garbage disposals and microwave ovens, photocopying machines and such other machines and equipment of similar low voltage electrical consumption typical of tenants in Comparable Buildings.

7.02 Interruption of Services. Except as specifically set forth below, Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 7.01, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Base Rent, Rent Adjustments and additional rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. Further, in the event any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control or voluntary guideline and Tenant’s obligations hereunder shall not be affected by any such action of Landlord. Tenant shall be solely responsible for securing Building Two and providing security within Building Two. The parties acknowledge that safety and security devices, services and programs provided by Landlord with respect to the exterior Common Areas, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. Landlord shall not be liable to Tenant for any liability or loss to Tenant, its employees and visitors resulting from any safety or security device, service or program not being effective, or malfunctioning, or being circumvented by a criminal except to the extent caused by the gross negligence or intentional misconduct of Landlord or Landlord’s officers, employees, agents or contractors. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Applicable Law. Notwithstanding anything contained herein, Landlord agrees to use commercially reasonable efforts to promptly remedy any interruption or cessation in the furnishing of any of the services or utilities described in Section 7.01. Notwithstanding the foregoing, if (i) any essential service or utility is interrupted for more than three (3) Business Days as a result of Landlord’s grossly negligent act or willful misconduct; (ii) such interruption would not be covered by the policy of business interruption insurance which Tenant is required to maintain pursuant to Section 10.02(B); (iii) Landlord is not taking all commercially reasonable steps to remedy such interruption; and (iv) as a result Tenant is unable to operate in all or any portion to use the Premises for the duration of such interruption, then Base Rent shall abate for the duration of such interruption. If Landlord fails to complete any repairs or maintenance required by this Section 7.02 following the expiration of any notice and cure periods afforded to Landlord or Landlord’s Mortgagee in this Lease (including, without the limitation, the provisions of Section 15.09 and Section 17.03) and such failure substantially interferes with Tenant’s ability to conduct its business in the Premises, Tenant shall have the right to send Landlord a notice stating that if Landlord fails to commence such repairs or maintenance within the (10) Business Days, then Tenant shall perform such repairs or maintenance which notice to be effective must state with specificity the repairs or maintenance that Tenant intends to perform. If Landlord is not otherwise using commercially reasonable efforts to complete such repairs or maintenance upon the expiration of such ten (10) Business Day notice period, Tenant shall have the right to perform such repair or maintenance and collect from Landlord that portion of the reasonable costs and expenses of performing such repair or maintenance that would not have otherwise been chargeable to Tenant under this Lease together with interest thereon at the Interest Rate. Notwithstanding the foregoing, Tenant shall not have the right to offset any such costs, expenses and interest against Rent due hereunder unless and until Tenant obtains a final, nonappealable judgment against Landlord that Tenant is entitled to collect such amounts from Landlord and Landlord fails to pay the amount of such judgment within thirty (30) days following the date upon which such judgment became final and nonappealable and in that event, Tenant’s rights to offset against Rent shall be limited to twenty percent (20%) of monthly installments of Base Rent.

7.03 Security. Subject to complying with the obligations of Article IX hereof, Tenant shall have the right, at Tenant’s sole cost and expense, at anytime to install, operate and maintain a card access or other secured access system that will provide Tenant’s employees with access to the Premises on a 24 hour per day, 365 day per year basis. In addition, at any time during the Lease Term, Tenant shall have the right upon not less than sixty (60) days notice to take over the administration of security services for the exterior Common Areas of the Project subject to Landlord’s approval of any contractors providing security services to the Project which approval shall not be unreasonably withheld or delayed. If Tenant elects to take over administration of security services to the exterior Common Areas of the Project, Tenant shall contract and pay for such services directly and Landlord shall have no further obligation to provide such security services for the Project. Nothing in this Section 7.03 shall release Tenant from its obligation to reimburse Landlord through Operating Expenses for Project’s share of reasonable exterior security costs provided to the larger development that are properly allocable to the Project as reasonably determined by Landlord.

ARTICLE VIII — MAINTENANCE AND REPAIRS

8.01 Landlord’s Obligations. Except as otherwise provided in Section 8.02, 8.03 and 8.04 below, Landlord shall maintain the Project in good order, maintenance and repair throughout the Lease Term in accordance with First Class Building Standards. All repairs that affect the Project’s (i) structural components, including but not limited to the foundation, slab and piers, (ii) the Project’s mechanical (including HVAC), electrical, fire/life safety and plumbing systems, (iii) the exterior Common Areas; (iv) exterior windows and doors; and (v) elevators serving the Project shall be made solely by Landlord; provided, that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time (based upon the urgency or nature of the repair) after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. Landlord will promptly and diligently perform any required repairs in a good and workmanlike manner in accordance with standards applicable to Comparable Buildings. Except as provided in Article XI, there shall be no liability of Landlord, by reason of any injury or inconvenience to, or interference with, Tenant’s business or operations arising from the making of, or failure to make, any maintenance or repairs in or to any portion of the Project. Notwithstanding the foregoing, Landlord shall take commercially reasonable efforts to mitigate any interference caused by Landlord’s repairs or maintenance; provided that Landlord will not be required to incur any material additional expenses such as overtime (except in the event of an emergency and then only to the extent necessary to prevent further damage) unless Tenant’s Representative agrees to reimburse Landlord for such additional expense and such additional expense is excluded from Controllable Operating Expenses. Landlord shall not be required to maintain any specialized areas or equipment at the Project such as data rooms, specialized HVAC or electrical equipment, and UPS. Subject to any limitations contained in Article IV, all expenses incurred by Landlord in repairing or maintaining the Premises shall constitute Operating Expenses. Any Contractor or Subcontractor utilized by Landlord or Tenant to perform repair and maintenance work in the Project will be reputable, licensed and insured.

8.02 Tenant’s Obligations. During the Lease Term, Tenant shall, at its sole cost and expense, maintain the interior, nonstructural portions of the Premises in good order and repair (including, without limitation, the carpet, wall-covering, interior doors and other fixtures, equipment, alterations and improvements whether installed by Landlord or Tenant), normal wear and tear excepted and subject to any casualty or condemnation not required to be repaired by Tenant. In addition, Tenant shall maintain any specialized areas or equipment data rooms, specialized HVAC or electrical equipment, and UPS. Further, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, the uninsured portion of the cost of any damage to any portion of the Project or the Premises caused by (a) Tenant’s activities in the Project; (b) the performance or existence of any alterations, additions or improvements made by Tenant in or to the Premises; (c) the installation, use, operation or movement of Tenant’s property in or about the Project; or (d) any act or omission by Tenant or its directors, managers, officers, partners, employees, agents, contractors or invitees other than damage caused by ordinary wear and tear.

8.03 Landlord’s Rights. Landlord and its contractors shall have the right, at all reasonable times and upon twenty-four hours prior oral or telephonic notice to Tenant’s designated representative at the Project and abiding by Tenant’s security measures which may include for example, a Tenant escort and/or restricted access to secured access areas, other than in the case of any emergency in which case no notice shall be required, to enter upon the Project to make any repairs to the Project reasonably required or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs. Notwithstanding the foregoing, Landlord shall take all reasonable steps under the circumstances to avoid interfering with Tenant’s operations in the Project while performing any such repairs, but Landlord shall not be obligated to pay overtime or incur additional charges in order to perform such repairs (except in the event of an emergency and then only to the extent necessary to prevent further damage) unless Tenant agrees to reimburse Landlord for such overtime or additional charges (and in such event such overtime and additional charges shall be excluded from Controllable Operating Expenses).

8.04 Tenant’s Right to Operate and Maintain the Project. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right at any time during the Lease Term to elect to take over the management of the Project by providing Landlord with sixty (60) days prior written notice. Prior to electing to take over the management of the Project, Tenant may request that Landlord provide Tenant with its reasonable estimate by line item of the insurance charges, Property Taxes, costs associated with repair and maintenance of slabs, foundation, exterior walls and windows, and roof (the “Structural Repairs”) and revised Management Fee that Landlord will continue to charge if Tenant manages the Project. If Tenant elects to take over the management of the Property, Tenant shall operate and maintain the Project in accordance with First Class Building Standards, Applicable Laws, and all encumbrances recorded against the Property, including performing such preventive maintenance and periodic repairs as

Landlord may reasonably require with contractors acceptable to Landlord. If Tenant elects to take over the management of the Project, (i) there shall be no limit on Controllable Operating Expenses, (ii) Tenant shall perform all of Landlord’s repair and maintenance obligations under this Lease and shall pay or perform all categories of Operating Expenses except for the Structural Repairs and Landlord’s insurance charges for insurance maintained by Landlord pursuant to Article 10 hereof; (iii) the Management Fee shall be reduced to [***] of insurance charges and Property Taxes; (iv) Landlord shall revise its monthly estimate of Operating Expenses to reflect only the cost of Landlord’s insurance expenses incurred in accordance with Article 10, the Structural Repairs and the revised Management Fee, (v) Tenant shall continue to pay Landlord its monthly estimates of Property Taxes, (vi) Tenant shall pay all Operating Expenses for which Tenant is contracting for directly before such Operating Expenses are delinquent, and (vii) Landlord shall continue to have the right to maintain the insurance required by Article 10. Notwithstanding the foregoing, if Tenant elects to take over property management of the Project, Landlord will continue to perform the Structural Repairs and Tenant may from time to time request that Landlord perform any repair or maintenance that Landlord would have otherwise been required to perform if Tenant has not elected to take over property management and in such event Landlord shall perform such repairs or maintenance in accordance with the requirements of this Lease and Tenant shall reimburse Landlord for the costs of such repairs and maintenance, including Structural Repairs, together with a supervision charge of seven and one-half percent (7.5%) of the cost of any such repair within fifteen (15) days of Landlord’s invoice; provided that Tenant shall not be obligated to reimburse Landlord for any expenses that would have been excluded from the definition of Operating Expenses pursuant to Section 4.03 above. Should Tenant elect to take over management of Project, Landlord agrees to cooperate with Tenant to ensure to the extent possible the transfer and continued application of all warranties and rebates attaching to those portions of the Project and Project components which Tenant will be obligated to maintain and repair.

8.05 Back Up Generator. During the Lease Term, Tenant shall have the exclusive right to use the existing generator dedicated to Building Two as shown on the Site Plan (the “Existing Generator”). Landlord hereby represents and warrants that the Existing Generator has been regularly serviced and maintained and is in good working condition as of the Commencement Date. Prior to the Rent Commencement Date, the Landlord shall continue to regularly maintain (which shall constitute at least monthly start ups) the Existing Generator in good working condition as evidenced by service records provided by Landlord upon Tenant’s request. Following the Rent Commencement Date, Tenant shall operate, maintain and repair the Existing Generator in accordance with all Applicable Laws. Upon the expiration or termination of the Lease Term, Tenant shall surrender the Existing Generator to Landlord in good repair and condition, normal wear and tear excluded. In addition, Tenant shall have the right subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned and in accordance with the requirements of Addendum 5 to install, at Tenant’s sole cost and expense, one (1) additional emergency diesel powered generator (the “Additional Generator”). Tenant shall obtain all necessary governmental permits required to install and/or operate the Existing Generator and the Additional Generator. Upon the expiration or termination of the lease Term, Tenant shall have the right to remove (or if Landlord elects to require such removal, the obligation to remove) the Additional Generator and repair any damage caused by such removal.

ARTICLE IX — ALTERATIONS, ADDITIONS AND IMPROVEMENTS

9.01 Landlord’s Consent; Conditions. Except for the Work (which shall be governed by Exhibit C attached hereto), Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises or the Project (“Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to make interior, nonmechanical, nonstructural Alterations costing less than $25,000 per Alteration without Landlord’s consent. Landlord may impose as a condition to making any Alterations such requirements as Landlord in its discretion deems reasonably necessary or desirable, including, without limitation: Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; Landlord’s prior written approval of the time or times when the Alterations are to be performed; Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; employment of union contractors and subcontractors who shall not cause labor disharmony; Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; Tenant’s delivery to Landlord of such performance or completion bonds as Landlord may request in connection with any Alteration expected to cost $100,000 or more and such insurance as Landlord shall reasonably require; and a commitment from Tenant to pay to Landlord the actual, reasonable, third-party costs and expenses incurred by Landlord in reviewing the plans and specifications for the Alterations, not to exceed $10,000 per Alteration. Tenant is required to provide Landlord written notice of whether the Alterations include the Handling of any Hazardous Materials and whether these materials are of a customary and typical nature for industry practices. Upon completion of the Alterations, Tenant shall provide Landlord with copies of as-built plans. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s supervision or monitoring of any Alterations shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations. Notwithstanding Landlord’s review of any plans and specifications and whether or not Landlord in its sole discretion approves or disapproves the plans and specifications, Tenant and not Landlord shall be responsible for compliance of such plans and specifications and of the Alterations with all applicable laws, ordinances, regulations and directives of all governmental authorities, including, without limitation, Title III of the Americans with Disabilities Act of 1990, all regulations issued thereunder and the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same are in effect on the date hereof and as may be hereafter modified, amended or supplemented (collectively, the “ADA Standards”).

9.02 Performance of Alterations Work. All work relating to the Alterations shall be performed in compliance with the plans and specifications approved by Landlord, and the requirements of all carriers of insurance on the Premises and the Project, the Board of Underwriters, Fire Rating Bureau, or similar organization. All work shall be performed in a diligent, good and workmanlike manner and so as not to unreasonably interfere with any other tenants or occupants of Building One or other neighboring properties. No asbestos-containing materials shall be used or incorporated in the Alterations. No lead-containing surfacing material, solder, or other construction materials or fixtures where the presence of lead might create a condition of exposure not in compliance with Environmental Laws shall be incorporated in the Alterations.

9.03 Liens. Tenant shall pay when due all costs for work performed and materials supplied to the Premises by or on behalf of Tenant. Tenant shall keep Landlord, the Premises and the Project free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by or for Tenant and Tenant shall indemnify, hold harmless and defend Landlord, the Premises and the Project of and from any and all loss, cost, damage, liability and expense, including reasonable attorneys’ fees actually incurred, arising out of or related to any such liens or notices arising as a result of Tenant’s failure or alleged failure to pay such sums. Further, Tenant shall give Landlord not less then seven (7) business days’ prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility. After the completion of such work, Tenant shall, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering all work theretofore performed. Tenant shall satisfy or otherwise discharge all liens, stop notices or other claims or encumbrances within twenty (20) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay, bond over or otherwise remove such lien, claim or encumbrance within such twenty (20) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the Interest Rate shall be deemed to be additional rent due and payable by Tenant at once without notice or demand.

9.04 Surrender of Premises. Upon expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition, except for ordinary wear and tear and any casualty or condemnation damage not required to be repaired or restored by Tenant pursuant to the terms of this Lease. All Alterations (including the Work) shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease unless Landlord, at the time that Landlord consented to such Alteration, indicated that such Alteration must be removed upon the expiration or termination of the Lease Term in which case Tenant shall remove such Alteration and repair any resulting damage at Tenant’s sole expense. Notwithstanding the foregoing, if Tenant initially builds out the Premises to serve as its corporate headquarters or otherwise builds out the Premises so that at least [***] of the Rentable Area is built out as traditional office space, Landlord shall not have the right to require Tenant to remove any of the Work except that Landlord may require Tenant to remove (and repair any damage caused by such removal) any of the following: (i) structural penetrations such as interior stairways (but not floor outlets); (ii) any data rooms in excess of 10,000 square feet; (iii) any kitchen/food preparation area in excess of 2,000 square feet; and (iv) any other items specifically addressed in Sections 8.02, 8.05, 9.04 and 9.05, Article 26, and Addendum 5 of this Lease. All business and trade fixtures, machinery and equipment, furniture, movable partitions and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; and upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Project caused by such removal. If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of the Lease, Landlord may, but need not, do so with no liability to Tenant, and Tenant shall pay Landlord the cost thereof upon demand.

9.05 Signage. Subject to the terms of this Section 9.05, Tenant shall have the right, at its sole cost and expense, to install, operate and maintain corporate identification signage (including Tenant’s corporate logo) on the exterior of the building, appropriate signage on any building monument sign, building, directory and suite identification signage. Landlord and Tenant acknowledge that the approved-PUD for the Ridge Parkway Development authorizes the construction of a monument sign on Highway 128 for the benefit of the entire Ridge Parkway Development (the “Ridge Parkway Monument Sign”). Subject to obtaining all necessary approvals and permits required by applicable Regulatory Authorities, Landlord shall construct the Ridge Parkway Monument Sign prior to the Rent Commencement Date and Tenant, subject to Landlord’s consent, as to design and manner of installation, which consent shall not be unreasonably withheld, delayed or conditioned, shall have the exclusive right to install its sign panel on the top one-third of such sign. Tenant shall also have the right to a pro rata share of any additional signage included in the existing, approved PUD should such additional signage be made available to occupants of Ridge Parkway Development. In addition, Landlord will cooperate with Tenant’s efforts to obtain governmental approvals for an additional monument sign adjacent to Highway 128 but Landlord shall not have any liability if Tenant is unable to get such sign approved and Landlord shall not be required to approve any such sign if it would reduce the existing signage rights otherwise available to the Ridge Parkway development, including, but not limited to, the Ridge Parkway Monument Sign. All exterior signage installed by such Tenant shall be subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned and shall be subject to and installed in compliance with all Applicable Laws and any encumbrances recorded against the Property. Landlord agrees to review in advance of submittal to governmental authorities Tenant’s sign package. Landlord does not make any representation or warranty regarding the availability of any signage except for the signage shown on the approved-PUD. Notwithstanding anything in this Lease to the contrary, upon the expiration or termination of the Lease Term, Tenant, at Landlord’s option, shall remove all or any portion of Tenant’s signage designated by Landlord for removal and repair all damage caused by such removal. Landlord agrees to cooperate with and use good faith efforts to assist Tenant in its effort to obtain governmental approvals for Building Two exterior signage and to cause the Building Two access drive to be renamed “McDATA Drive”, but Landlord shall have no liability if Tenant’s efforts are unsuccessful.

ARTICLE X — INDEMNIFICATION AND INSURANCE

10.01 Indemnification.

(A) Tenant agrees to indemnify, hold harmless and defend Landlord from and against any legal action, damages, loss, liability and any other expense in connection with loss of life, bodily injury or property damage arising from or out of the use or occupancy of the Premises or the Project caused by the negligent act or omission or willful misconduct of Tenant, its agents, employees, contractors, subcontractors, licensees or subtenants or the breach by Tenant of its obligations under Section 6.03 of this Lease, except to the extent caused in whole or in part by the negligent act or omission or willful misconduct of Landlord, its agents, employees, contractors, subcontractors, or licenses.

(B) Landlord agrees to indemnify, hold harmless and defend Tenant from and against any legal action, damages, loss, liability and any other expense in connection with loss of life, bodily injury or property damage and for incidents occurring in or about the Project caused by the negligent act or omission or willful misconduct of Landlord, its agents, employees, contractors, subcontractors or licensees, except to the extent caused in whole or in part by the negligent or omission or willful misconduct of Tenant, its agents, employees, contractors, subcontractors, licensees or subtenants.

(C) Notwithstanding anything to the contrary contained herein, nothing shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurers to either Tenant or Landlord.

(D) Notwithstanding anything to the contrary contained in this Lease, nothing herein shall be construed to infer or imply that Tenant is a partner, joint venturer, agent, employee, or otherwise acting by or at the direction of Landlord.

10.02 Property Insurance.

(A) At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, “all-risk” property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, and explosion, insuring on a replacement cost basis, and on a no coinsurance basis, covering (a) all Alterations made by or for Tenant in the Premises; and (b) Tenant’s trade fixtures, equipment and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property, trade fixtures and equipment shall be paid to Tenant. Such policy shall include a waiver of subrogation in favor of the Additional Insureds.

(B) At all times during the Lease Term, Tenant shall procure and maintain business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 10.02(A) for a duration of not less than two hundred seventy (270) days.

(C) Landlord shall, at all times during the Lease Term, procure and maintain “all-risk” property insurance in the amount not less than one hundred percent (100%) of the full replacement cost and on a no coinsurance basis covering Building Two and such other insurance as may be required by a Mortgagee or otherwise desired by Landlord. Such policy shall include a waiver of subrogation as specified below.

10.03 Liability Insurance.

(A) At all times during the Lease Term, Tenant shall procure and maintain, at its sole expense, commercial general liability insurance, including but not limited to Premises/Operations, Personal Injury, Contractual Liability, Fire Legal Liability, Independent Contractors, Broad Form Property Damage and Product/Completed Operations coverages (“CGLI”), applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least [***] per occurrence and a general aggregate limit of at least [***]. Such liability insurance shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to the Additional Insureds. In addition, Tenant shall maintain an excess (umbrella) liability policy having a general aggregate liability of at least [***].

(B) Prior to the sale, storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance in a form reasonably acceptable to Landlord saving harmless and protecting the Additional Insureds and the Project against any and all damages, claims, liens, judgments, expenses and costs, including reasonable attorneys’ fees actually incurred, arising under any present or future law, statute, or ordinance of the State of Colorado or other governmental authority having jurisdiction over the Project, by reason of any storage, sale, use or giving away of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of [***] per occurrence and shall apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person.

(C) Landlord shall, at all times during the Lease Term, procure and maintain CGLI for the Project. Such insurance shall have minimum combined single limit of liability of at least [***] per occurrence, and a general aggregate limit of at least [***]; or such higher limit as may be required by any Mortgagee. Notwithstanding the foregoing, if Tenant elects to take over the management of the Project pursuant to Section 8.04, Landlord shall no longer be required to carry such insurance.

10.04 Workers’ Compensation Insurance. At all times during the Lease Term, Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of Colorado, and Employer’s Liability insurance with a limit not less than [***] Bodily Injury Each Accident; [***] Bodily Injury By Disease — Each Person; and [***] Bodily Injury to Disease — Policy Limit. Such policy shall include a waiver of subrogation in favor of the Additional Insureds.

10.05 Policy Requirements. The policies of Tenant described in Sections 10.02, 10.03 and 10.04 shall insure Tenant and such policies shall also be endorsed to include, on a primary and non-contributory basis, Landlord and Landlord’s agents, managers, members, partners, officers, directors employees, and any deed of trust holder or Mortgagee of Landlord or any ground lessor as additional insureds (“Additional Insureds”). All insurance required to be maintained by Tenant or Landlord shall be issued by insurance companies authorized to do insurance business in the State of Colorado and rated not less than A-X in A.M. Best’s Key Rating Insurance Guide. Evidence of insurance on Standard Accord forms (or, at Landlord’s option, copies of the applicable policies) evidencing the insurance required under this Article X shall be delivered to Landlord not less than twenty (20) business days prior to Tenant’s entry onto the Project to commence construction of the Work. No such policy shall be subject to cancellation or modification without thirty (30) days prior written notice to Landlord and to any deed of trust holder, Mortgagee or ground lessor designated by Landlord to Tenant. Tenant shall furnish Landlord with a replacement certificate evidencing coverage with respect to any insurance not less than thirty (30) days prior to the expiration of the current policy. At Tenant’s request, Landlord shall make available for Tenant’s inspection a certificate or certificates of insurance certifying that the insurance coverage required of Landlord is in force. Tenant shall have the right to provide the insurance required by this Article X pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Project and Landlord as required by this Lease and sets minimum guaranteed coverage amounts for the Project. No property damage policy for Tenant’s or Landlord’s insurance provided for herein shall provide for a deductible amount which exceeds the lesser of (a) $10,000, or (b) the amount required by any mortgagee of the Project. Each policy of Tenant shall contain a clause setting forth that such policy shall be primary with respect to any policies maintained by Landlord or the other Additional Insureds and that any coverage carried by Landlord or the other Additional Insureds shall be excess insurance. The amount of any insurance company’s liability under the policies specified herein shall not be reduced by the existence of such other insurance.

10.06 Waiver of Subrogation. Notwithstanding any other term or provision of this Lease to the contrary, each party hereby releases the other and their respective employees, agents, servants, licensees, contractors, subcontractors and subtenants from and waives any claim and right of recovery against the other and their employees, agents, servants, licensees, contractors, subcontractors and subtenants for any loss or damage to the Project, Premises, and improvements located thereon, or to the contents of the foregoing and any personal property stored or placed thereon by either of them caused by the perils insurable against under (i) standard fire and extended coverage insurance policies with “all risk” endorsement or (ii) the insurance that Landlord and Tenant are required to carry pursuant to the terms of this Lease, whichever is greater, whether such damage or loss was caused by the negligence of either of them of their respective employees, agents, servants, licensees, contractors, subcontractors or subtenants. The foregoing mutual release and waiver of subrogation shall apply whether or not such insurance was in force at the time of the loss or damage. Any policy of insurance to be provided by Tenant or Landlord pursuant to this Article X shall contain a clause denying the applicable insurer any right of subrogation against the other party.

10.07 Failure to Insure. If Tenant or Landlord fails to maintain any insurance which such party is required to maintain pursuant to this Article X, neither Landlord nor Tenant shall be liable to the other for any loss or cost resulting from such failure to maintain. Neither Landlord nor Tenant may self-insure against any risks required to be covered by insurance without the other’s prior written consent.

ARTICLE XI — DAMAGE OR DESTRUCTION

11.01 Total Destruction. Except as provided in Section 11.03 below, this Lease shall automatically terminate if Building Two is totally destroyed.

11.02 Partial Destruction of Premises. If the Project is damaged by any casualty then, within thirty (30) days following the earlier of the date Landlord first becomes aware of such damage or destruction or the date Landlord receives notice from Tenant of such damage or destruction, Landlord shall provide Tenant with written notice (a “Restoration Notice”) specifying Landlord’s reasonable opinion of the time it will take to restore the Project (exclusive of any Alterations made to the Premises by Tenant). If in Landlord’s opinion, the Project can be restored to its pre-existing condition within two hundred seventy (270) days after the date of the damage or destruction and Landlord’s lender agrees to make available insurance proceeds for restoration, Landlord shall, except as provided in Section 11.03, promptly and with due diligence repair any damage to the Project (inclusive of Base Building Improvements but exclusive of the Tenant Improvement Work or any other Alterations to the Premises made by Tenant, which shall be promptly repaired by Tenant at its sole expense) and, until such repairs are completed, the Base Rent shall be abated from the date of damage or destruction in the same proportion that the rentable area of the portion of the Premises which is unusable by Tenant in the conduct of its business bears to the total rentable area of the Premises. If such repairs cannot, in Landlord’s opinion, be made within said two hundred seventy (270) day period or Landlord’s lender does not elect to make available insurance proceeds, then either Landlord or Tenant may, at its option, exercisable by written notice given to the other within fifteen (15) days after the date of Landlord’s Restoration Notice, elect to terminate this Lease. If this Lease is not terminated by Landlord or Tenant, Landlord shall proceed to restore the Project (inclusive of Base Building Improvements but exclusive of the Tenant Improvement Work or any other Alterations made by Tenant) within a reasonable time after the damage or destruction, in which event this Lease shall remain in full force and effect but the Base Rent shall be abated as provided in the preceding sentence. If Landlord fails to restore the Premises within thirty (30) days following the date specified in Landlord’s Restoration Notice (as such date is extended by events beyond Landlord’s reasonable control), Tenant shall have the right to terminate this Lease by providing Landlord with written notice of termination provided that if Landlord substantially completes such restoration (as evidenced by a certification from the architect of record and Tenant’s right to lawfully enter onto the Premises to reconstruct the Tenant Improvement Work) within thirty (30) days following Tenant’s notice of termination, Tenant’s termination notice shall be null and void and this Lease shall continue in full force and effect.

11.03 Exceptions to Landlord’s Obligations. Notwithstanding anything to the contrary contained in this Article XI, Landlord shall have no obligation to repair the Project if the damage or destruction occurs less than one (1) year prior to the Expiration Date, exclusive of option periods. Further, Tenant’s Base Rent shall not be abated if the damage or destruction is repaired by the earlier of the date Landlord first becomes aware of such damage or destruction or thirty (30) days after Landlord receives written notice from Tenant of the casualty.

11.04 Waiver. The provisions contained in this Lease shall supersede any contrary laws (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help or termination.

ARTICLE XII — CONDEMNATION

12.01 Taking. If so much of the Premises as to render the balance unusable by Tenant for the proper conduct of its business shall be taken under the power of eminent domain or the threat thereof, by condemnation, sale in lieu of condemnation or in any other manner for any public or quasi-public purpose (collectively “Condemnation”) or if so much of the Parking Area is taken so that the parking available to the Premises falls below 3 spaces per 1,000 square feet of Rentable Area (and Landlord does not make replacement parking available), then this Lease shall terminate on the date that title or possession to the Premises is taken by the condemning authority, whichever is earlier.

12.02 Award. In the event of any Condemnation, the entire award for such taking shall belong to Landlord. Tenant shall have no claim against Landlord or the award for the value of any unexpired term of this Lease or otherwise. Tenant shall be entitled to independently pursue a separate award in a separate proceeding for Tenant’s relocation costs directly associated with the taking, provided such separate award does not diminish Landlord’s award.

12.03 Temporary Taking. No temporary taking of the Premises shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Lease Term and to Landlord to the extent that the award applies to any time period outside the Lease Term.

ARTICLE XIII – LANDLORD IMPROVEMENTS

13.01 Landlord Improvements. Except as otherwise specifically provided by this Lease, Landlord shall have no obligation to construct any work necessary to prepare the Premises for Tenant’s occupancy. Without limiting the foregoing, Tenant acknowledges that the current certificate of occupancy allows the Premises to be utilized for warehouse purposes and that Tenant will be responsible for constructing all improvements necessary in order for the Premises to be allowed to be utilized for office purposes.

ARTICLE XIV — ASSIGNMENT AND SUBLETTING

14.01 Restriction. Subject to the provisions of this Article XIV, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, delayed or conditioned), Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer is hereinafter referred to as a “Transfer”). For purposes of this Lease, the term “Transfer” shall also include (a) if Tenant is a partnership, the withdrawal of or change, voluntary or involuntary or by operation of law, of a majority of the partners, or a transfer of a majority or partnership interests or the dissolution of the partnership, (b) if Tenant is a closely held corporation (i.e. whose stock is not publicly held and not traded through an exchange or over the counter) or a limited liability company, the dissolution, merger, consolidation, division, liquidation or other reorganization of Tenant, or within a twelve month period: (i) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting securities of Tenant (other than to immediate family members by reason of gift or death) or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets, and (c) any change by Tenant in the form of its legal organization under applicable state law (such as, for example, a change from a general partnership to a limited partnership or from a corporation to a limited liability company). An assignment, subletting or other action in violation of the foregoing shall be void and, at Landlord’s option, shall constitute a material breach of this Lease. If Tenant desires to make a Transfer (including a Permitted Transfer) then at least thirty (30) days but not more than one hundred eighty (180) days prior to the effective date of the proposed assignment or subletting, Tenant shall submit to Landlord in connection with Tenant’s request for Landlord’s consent:

(A) A statement containing (i) the name and address of the proposed assignee or subtenant; (ii) such financial information with respect to the proposed assignee or subtenant as Landlord shall reasonably require; (iii) the type of use proposed for the Premises; and (iv) all of the principal terms of the proposed assignment or subletting; and

(B) Final drafts of the documents memorializing the assignment or sublease on a form approved by Landlord (and any consent to any Transfer (including any Permitted Transfer) shall be conditioned upon Landlord receiving two (2) fully executed originals of such documentation in the form approved by Landlord).

14.02 Permitted Transfer. Notwithstanding anything contained to the contrary in this Article XIV, Tenant may assign this Lease in its entirety or sublease all or any portion of the Premises without the prior written consent of Landlord to (1) an Affiliate of Tenant, (2) any partnership, corporation or other business entity into or with which Tenant shall be merged, converted or consolidated or to which substantially all of Tenant’s assets may be transferred, or (3) a partnership, corporation or other business entity which is a direct successor to Tenant and which acquires all or substantially all of Tenant’s business and assets, (each of the foregoing, a “Permitted Transfer”) provided that in each such case, (a) Tenant shall have notified Landlord in writing at least twenty (20) days’ prior to the effective date of such assignment or subletting, (b) the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes for the benefit of Landlord all of the Tenant’s obligations under this Lease; provided, however, that any sublessee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the applicable sublease, (c) if such Transfer is a sublease, the subtenant acknowledges that all of its rights under the sublease are subordinate and subject to the terms and conditions of this Lease, (d) Tenant shall have reimbursed Landlord for the costs and expenses required by the Lease, and (e) in the case of an assignment or subletting described in clauses (2) and (3) of this paragraph, Tenant shall have provided Landlord with evidence reasonably acceptable to Landlord that the proposed assignee/sublessee has a demonstrable net worth not less than the net worth of Tenant as of the date of such assignment or subletting.

14.03 Landlord’s Recapture Rights. At any time within ten (10) business days after Landlord’s receipt of all (but not less than all) of the information and documents described in Section 14.01 above, Landlord may, at its option by written notice to Tenant, elect to: (a) in the case of an assignment of the Lease or a sublease of the entire Premises, terminate the Lease in its entirety, or (b) in the case of a sublease of a portion of the Premises as to the portion of the Premises proposed to be assigned or sublet, with a proportionate adjustment in the Rent payable hereunder if the Lease is terminated as to less than all of the Premises. Notwithstanding the foregoing, Landlord shall not have the right to exercise its recapture rights if the Transfer is a Permitted Transfer. If Landlord elects to exercise its recapture rights pursuant to this Section 14.03, Tenant shall have the right to rescind its request to assign or sublease within five (5) business days of Tenant’s receipt of Landlord’s recapture notice. Tenant shall pay Landlord as additional rent upon demand all reasonable costs incurred by Landlord in separating any recaptured space from the Premises, including, without limitation, the cost of constructing demising walls. If Landlord does not exercise its termination option described in this Section 14.03, then, during the above-described ten (10) business day period, then Landlord shall be deemed to have waived its right to recapture the Premises and Landlord shall either consent to an assignment or transfer or deny its consent to the proposed assignment or subletting in accordance with the requirements of this Article XIV.

14.04 Landlord’s Consent; Standards. Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld, delayed or conditioned; but, in addition to any other grounds for denial, Landlord’s consent shall be deemed reasonably withheld if, in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease; (ii) the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease; or (iii) there is an Event of Default existing as of the date Tenant requests Landlord’s consent to an assignment or transfer or the effective date of such assignment or sublease.

14.05 Sublease Profits. In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease in connection with any Transfer other than a Permitted Transfer, then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder [***] of all such excess rental and other excess consideration (after deducting Tenant’s reasonable, out-of-pocket expenses incurred in connection with such sublease or assignment) within ten (10) days following receipt thereof by Tenant.

14.06 Landlord’s Costs. If Tenant shall Transfer this Lease or all or any part of the Premises or shall request the consent of Landlord to any Transfer, Tenant shall pay to Landlord as additional rent Landlord’s costs related thereto, including reasonable attorneys’ fees not to exceed $10,000 per Transfer.

14.07 Continuing Liability of Tenant. Following any Transfer, Tenant shall remain as fully and primarily liable for the payment of Rent and for the performance of all other obligations of Tenant contained in this Lease to the same extent as if the Transfer had not occurred; provided, however, that any act or omission of any transferee, other than Landlord, that violates the terms of this Lease shall be deemed a violation of this Lease by Tenant. Notwithstanding the foregoing, if (i) Tenant’s interest in this Lease is assigned to an entity which acquires all or substantially all of Tenant’s assets pursuant to a Permitted Transfer, (ii) such assignee assumes all of Tenant’s obligations under this Lease pursuant to an assignment instrument approved by Landlord, and (iii) such assignee has a tangible net worth at least equal to the tangible net worth of Tenant on the Commencement Date, then Tenant shall be released from any obligations arising on or after the date of such Permitted Transfer.

14.08 Non-Waiver. The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article XIV, to any further Transfer. In the event of an assignment or subletting, Landlord may collect Rent from the assignee or the subtenant without waiving any rights hereunder and collection of the Rent from a person other than Tenant shall not be deemed a waiver of any of Landlord’s rights under this Article XIV, an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. If Tenant shall default under this Lease and fail to cure within the time permitted, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.

ARTICLE XV — DEFAULT AND REMEDIES

15.01 Events of Default By Tenant. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(A) The failure by Tenant to pay Base Rent, Rent Adjustments, additional rent or make any other payment required to be made by Tenant hereunder within five (5) days following the date when the same is due and owing; provided however, that Landlord shall give Tenant written notice of a monetary default two (2) times in each calendar year, and no Event of Default shall exist if Tenant pays such amount within five (5) days following such notice.

(B) Failure by Tenant to timely execute, acknowledge and deliver forthwith, a subordination and attornment agreement as required by Article XVII hereof or an estoppel certificate as required by Section 20.01 hereof within five (5) days following written notice to Tenant that Tenant’s ten (10) day period to deliver an estoppel certificate pursuant to Section 20.01 has expired.

(C) The making by Tenant of any assignment of this Lease or any sublease of all or part of the Premises, except as expressly permitted under Article XIV of this Lease.

(D) Failure by Tenant to obtain a release or discharge of or bond over any lien placed upon the Premises in violation of Section 9.03 hereof;

(E) The making by Tenant of any general assignment for the benefit of creditors, the filing by or against Tenant of a petition under any federal or state bankruptcy or insolvency laws (unless, in the case of a petition filed against Tenant the same is dismissed within thirty (30) days after filing); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Premises or Tenant’s interest in this Lease or the Premises, when possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease or the Premises, if such seizure is not discharged within thirty (30) days.

(F) The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Subsections 15.01(A), (B), (C), (D) or (E) above, if such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion provided that the cure is completed within ninety (90) days after the aforementioned written notice. The thirty (30) day notice described herein shall be in lieu of, and not in addition to, any notice required under law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.

15.02 Landlord’s Right to Terminate Upon Tenant Default. Upon the occurrence of an Event of Default as described in Section 15.01 above, Landlord shall have the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord’s election to terminate this Lease in which event Landlord shall be entitled to receive from Tenant:

(A) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom (including reasonable attorneys’ fees and court costs); and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (A) and (B) above, “worth at the time of award” shall be computed by allowing interest on such amounts at the then highest lawful rate of interest, but in no event to exceed one percent (1%) per annum plus the rate established by the Federal Reserve Bank of St. Louis on advances made to member banks under Sections of the Federal Reserve Act (“discount rate”) prevailing at the time of the award. As used in paragraph (C) above, “worth at the time of award” shall be computed by discounting such amount by (i) the discount rate of the Federal Reserve Bank of St. Louis prevailing at the time of award plus (ii) one percent (1%).

15.03 Mitigation of Damages. If Landlord terminates this Lease, Landlord shall have no obligation to mitigate Landlord’s damages except as may be required by Applicable Laws. If Landlord has not terminated this Lease, Landlord shall have no obligation to mitigate except as may be required by Applicable Laws and may permit the Premises to remain vacant or abandoned. If in accordance with applicable law, Landlord is required to mitigate damages: (i) Landlord shall be required only to use commercially reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building One or Building Two (to the extent Landlord owns Building Two); (ii) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any portions of Building One or other projects owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Premises; and (iii) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period. In recognition that the value of the Project depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s prevailing rates for new leases of comparable space at the Project at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.

15.04 Landlord’s Right To Continue Lease Upon Tenant Default. Upon the occurrence of an Event of Default, if Landlord does not elect to terminate this Lease as provided in Section 15.02 above, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. Without limiting the foregoing, Landlord may continue this Lease in effect after Tenant’s default and abandonment and recover Rent as it becomes due and/or terminate Tenant’s right to possession of the Premises. In the event Landlord re-lets the Premises, to the fullest extent permitted by law, the proceeds of any reletting reasonably applicable to the remaining term of this Lease shall be applied first to pay to Landlord all costs and expenses of such reletting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the Premises, the costs thereof) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or commercially reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant shall not be entitled to receive any portion of such revenue. If, in connection with any reletting, the new lease term extends beyond the Term, or the premises covered thereby include other premises not part of the Premises, Landlord, in its good faith judgement, shall make a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith in determining the net proceeds from such reletting.

15.05 Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than its monthly rental obligation, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder within the applicable cure periods provided herein, Landlord may, but shall not be obligated to, make any payment or perform any such other act on Tenant’s part to be made or performed, without waiving or releasing Tenant of its obligations under this Lease. Any sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate, shall be payable to Landlord as additional rent on demand and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent except as otherwise specifically provided herein.

15.06 No Punitive Damages. In no event shall Landlord or Tenant be liable to the other for punitive damages, lost profits, business interruption, or speculative damages.

15.07 Non-Waiver. Nothing in this Article shall be deemed to affect Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease or Tenant’s right to possession of the Premises for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in the Lease or at law or in equity provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee of either shall not operate as a termination of this Lease or a surrender of the Premises.

15.08 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of the Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of the Lease. In addition to the other remedies provided in the Lease, including the right to terminate this Lease or to terminate Tenant’s right of possession of the Premises and reenter and repossess the Premises and remove all persons and property from the Premises without terminating this Lease as provided in Section 15.02, Landlord shall be entitled to a restraint by injunction of the violation of any of the terms, covenants, or conditions of the Lease or to a decree compelling specific performance of any such terms, covenants, or conditions.

15.09 Default by Landlord. Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure provided that the failure to pay any sums owing by Landlord shall not be subject to additional time) after Landlord receives written notice from Tenant specifying the default. The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s). If Landlord shall default in the performance of any of its obligations under this Lease (after notice and opportunity to cure as provided herein), Tenant may pursue any remedies available to it under the law and this Lease. In recognition that Landlord must receive timely payments of Rent and operate the Project, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent except as otherwise expressly provided herein.

15.10 Lock Box. If Landlord shall direct Tenant to pay Base Rent or additional rent in respect of Rent Adjustments (or both, as the case may be) to a “lockbox” or other depository whereby payments issued in payment of Base Rent or additional rent (or both, as the case may be) are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority), then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until fifteen (15) business days after the date on which Landlord shall have actually received such funds; and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said fifteen (15) business day period, Landlord shall not have returned (or attempted to return) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay Rent if and for so long as Tenant shall timely pay the Rent required pursuant to this Lease in the manner designated by Landlord.

ARTICLE XVI — ATTORNEYS’ FEES; COSTS OF SUIT

16.01 Attorneys Fees. If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its reasonable attorneys’ fees actually incurred irrespective of whether or not the action or other proceeding is prosecuted to judgment and irrespective of any court schedule of reasonable attorneys’ fees. In addition, Tenant or Landlord shall reimburse the other party, upon demand, for all reasonable attorneys’ fees incurred in collecting Rent, resolving any actual default by the other party, securing indemnification as provided in Article X and Sections 23.01 and 25.01 herein or otherwise seeking enforcement against Tenant, its subtenants and assigns, or Landlord of such party’s obligations under this Lease.

ARTICLE XVII — SUBORDINATION AND ATTORNMENT

17.01 Subordination. Subject to execution by Landlord, Tenant and the holder of the interest in question of an SNDA (as hereinafter defined) in the form described below, this Lease, and the rights of Tenant hereunder, will be subject and subordinate to the interest of (i) all future ground leases and master leases of all or any part of the Project; (ii) existing or future mortgages and deeds of trust encumbering all or any part of the Project; (iii) all past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust; provided, however, that any lessor under any such ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust (any such lessor, mortgagee or beneficiary is herein referred to as a “Mortgagee”) shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such ground lease, master lease, mortgage or deed of trust (or subject and subordinate to such ground lease, master lease, mortgage or deed of trust but superior to any junior mortgage or junior deed of trust). Within ten (10) business days of demand, Tenant shall execute, acknowledge and deliver any instruments confirming the subordination and/or attornment herein provided for so long as such instrument is consistent with this Lease and the subordination, nondisturbance and attornment agreement attached hereto as Exhibit H with such modifications as any Mortgagee may reasonably request (the “SNDA”). Landlord and Tenant agree to execute a SNDA with the existing Mortgagee contemporaneously with the execution of this Lease. In addition, Tenant’s agreement to subordinate to any future mortgage, deed of trust or ground lease shall be subject to the execution and delivery of a document substantially the same as the SNDA. Landlord represents and warrants that the only Mortgagee existing as of the Commencement Date is MONY Life Insurance Company.

17.02 Attornment. If the interests of Landlord under the Lease shall be transferred to any superior Mortgagee or other purchaser or person taking title to the Project by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, Tenant shall be bound to such Successor Landlord under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if Successor Landlord were the landlord under the Lease, subject to the terms of the executed SNDA entered into by the parties and Tenant shall attorn to and recognize as Tenant’s landlord under this Lease such Successor Landlord, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments upon Successor Landlord’s succeeding to the interest of Landlord under the Lease. Tenant shall, with ten (10) business days of demand, execute any documents reasonably requested by any such successor Landlord to evidence the attornment described in this Section 17.02.

17.03 Mortgagee Protection. Tenant agrees to give any Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee (hereafter the “Notified Party”). Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Notified Party shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Notified Party has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default) but in no event more than ninety (90) days to cure such default. Until the time allowed, as aforesaid, for the Notified Party to cure such default has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of Landlord’s default.

ARTICLE XVIII — QUIET ENJOYMENT

18.01 Provided that no Event of Default exists, Tenant shall have and peaceably enjoy the Premises during the Lease Term free and clear of claims by or through Landlord, subject to all of the terms, covenants and conditions contained in this Lease.

ARTICLE XIX — RULES AND REGULATIONS

19.01 The Rules and Regulations attached hereto as Exhibit D are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Project. In the event of a conflict between the provisions of this Lease and the Rules and Regulations, the provisions of this Lease shall control.

ARTICLE XX — ESTOPPEL CERTIFICATES

20.01 Tenant agrees at any time and from time to time upon not less than ten (10) days’ prior written notice from Landlord to execute, acknowledge and deliver to Landlord a statement in writing addressed and certifying to Landlord, to any current or prospective Mortgagee or any assignee thereof, to any prospective purchaser of the land, improvements or both comprising the Project, and to any other party designated by Landlord, that this Lease is unmodified and in full force and effect (of if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that Tenant has accepted possession of the Premises, which are acceptable in all respects, and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; that Tenant is in full occupancy of the Premises; that no Base Rent or Rent Adjustments has been paid more than thirty (30) days in advance; that the first or current month’s Rent has been paid; that Tenant is entitled to no free rent or other concessions except as stated in this Lease; that Tenant has not been notified of any previous assignment of Landlord’s or any predecessor landlord’s interest under this Lease; the dates to which Base Rent, additional rental and other charges have been paid; that Tenant, as of the date of such certificate, has no charge, lien or claim of setoff under this Lease or otherwise against Base Rent, additional rental or other charges due or to become due under this Lease; that Landlord is not in default in performance of any term, covenant, or condition contained in this Lease; or any other matter relating to this Lease or the Premises or, if so, specifying each such default. Any such statement delivered pursuant to this Section may be relied upon by Landlord or any Mortgagee, or prospective purchaser and such statement, may so specifically state and; such other matters as the requesting party may reasonably request.

ARTICLE XXI — ENTRY BY LANDLORD

21.01 Landlord may enter the Premises at all reasonable times after reasonable notice and observance of Tenant’s security parameters or procedures, including without limitation identification, sign in and escorting (except in the event of a perceived emergency) to: inspect the same; exhibit the same to prospective purchasers or Mortgagees or, during the last twelve months of the Term or at any time after Landlord’s receipt of a Cancellation Notice, to tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Project or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to minimize interference to Tenant. Notwithstanding anything to the contrary set forth above, Tenant reserves the right to restrict janitorial access to various portions of the Premises and, in such event, Landlord shall have no obligation to provide janitorial services to such portions of the Premises. Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry, except for claims of gross negligence or willful misconduct by Landlord. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right in a perceived emergency to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease.

ARTICLE XXII — LANDLORD’S LEASE UNDERTAKINGS-EXCULPATION FROM

PERSONAL LIABILITY; TRANSFER OF LANDLORD’S INTEREST

22.01 Landlord’s Lease Undertakings. Notwithstanding anything to the contrary contained in this Lease or in any exhibits, riders or addenda hereto attached (collectively the “Lease Documents”), it is expressly understood and agreed by and between the parties hereto: (a) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents or otherwise arising out of Tenant’s use of the Premises or the Project (collectively, “Landlord’s Lease Undertakings”) shall extend only to Landlord’s interest in the Project and the rent and other income derived therefrom (collectively, “Landlord’s Real Estate”) and not to any other assets of Landlord or its members, partners or shareholders; and (b) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord or against any of its directors, officers, employees, agents, partners, managers, members or representatives. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement of rights hereunder or arising herefrom.

22.02 Transfer of Landlord’s Interest. In the event of any transfer of Landlord’s interest in the Project, Landlord shall be automatically freed and relieved from all applicable liability with respect to performance of any covenant or obligation on the part of Landlord, provided any security deposits or advance rents held by Landlord are turned over to the grantee, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to all the provisions of this Article XXII, be binding on Landlord, its successors and assigns, only during their respective periods of ownership.

ARTICLE XXIII – HOLDOVER TENANCY

23.01 Holdover Tenancy. If Tenant holds possession of the Premises after the expiration or termination of the Lease Term, by lapse of time or otherwise, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Lease Term and Base Rent and Rent Adjustments. During such holdover period, Tenant shall pay to Landlord a monthly rental equivalent to [***] of the Base Rent and Rent Adjustments payable by Tenant to Landlord with respect to the last month of the Lease Term for the first three (3) months of such holdover and thereafter, [***] of the Base Rent and Rent Adjustments payable by Tenant to Landlord with respect to the last month of the Lease Term for each month. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Without limiting the foregoing, Tenant hereby agrees to indemnify, defend and hold harmless Landlord and Landlord’s agents and employees, from and against any and all claims, liabilities, actions, losses, damages and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by any such party and arising from or by reason of such retention of possession, which obligations shall survive the expiration or termination of the Lease Term.

ARTICLE XXIV — NOTICES

24.01 All notices which Landlord or Tenant may be required, or may desire, to serve on the other may be served, as an alternative to personal service, either by US postal service via registered or certified mail, postage prepaid or by nationally recognized overnight air courier service, addressed to Landlord at the address for Landlord set forth in Section 1.41 above and to Tenant at the address for Tenant set forth in Section 1.77 above, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice shall be deemed to have been served either: (a) at the time the same was posted if sent via US postal service; (b) on the first business day after deposit with an overnight air courier service with instructions to deliver on the next business day; or (c) on the date of actual delivery if personally served. If a party refuses to accept a notice, the notice will be deemed to have been delivered on the date tendered, but rejected. If a notice is sent via U.S. mail or overnight courier service and that service has a labor strike or work stoppage or catastrophic event during the period that such notice is in their possession then such notice or demand shall not be deemed received until actual delivery.

ARTICLE XXV — BROKERS

25.01 The parties recognize as the brokers who procured this Lease the firm(s) specified in Sections 1.42 and 1.78 and agree that Landlord shall be solely responsible for the payment of a brokerage commission to said brokers in accordance with separate agreements executed with such brokers. If Tenant has dealt with any other person or real estate broker in respect to leasing, subleasing or renting space in the Project, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

ARTICLE XXVI — ELECTRONIC SERVICES

26.01 Tenant’s Lines. Tenant may, in a manner consistent with the provisions and requirements of this Lease, install, maintain, replace, remove or use any communications or computer or other electronic service wires, cables and related devices (collectively the “Lines”) at the Project in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, which consent may be conditioned as reasonably required by Landlord, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation from affecting other tenant’s usage of the Lines, and (c) Tenant shall pay all costs in connection therewith. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void.

26.02 Limitation of Landlord’s Responsibility. Tenant acknowledges and agrees that all Electronic Services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Subject to Landlord’s consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Landlord shall allow Tenant to install Tenant’s Electronic Services equipment in any electrical, mechanical and telecom rooms located in Building Two in accordance with rules and regulations adopted by Landlord from time to time. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s Electronic Services equipment, including Lines; nor for any Lines or other infrastructure to which Tenant’s Electronic Services equipment may be connected. Tenant agrees that, to the extent any Electronic Services are interrupted, curtailed or discontinued, other than to make the location of such Lines available to Tenant’s Electronic Services Provider for repair or replacement, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its own expense to obtain substitute service.

26.03 Necessary Service Interruptions. Landlord shall have the right, upon seventy-two hours’ prior notice to Tenant’s corporate facilities manager, to interrupt or turn off Electronic Services facilities in the event of emergency or as reasonably necessary in connection with maintenance, repairs or construction at the Project or installation of Electronic Services equipment for the Project or on account of violation by the Electronic Services Provider or owner of the Electronic Services equipment of any obligation to Landlord.

26.04 Removal of Equipment, Wiring and Other Facilities. Any and all Electronic Services equipment installed in the Tenant’s Premises or elsewhere in Building Two by or on behalf of Tenant, including Lines, or other facilities for Electronic Services reception or transmittal, shall be removed prior to the expiration or earlier termination of the Lease Term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with the cost thereof to be paid as additional rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease Term (except that the notice period shall extend to thirty (30) days beyond the date of termination of the Lease if it is terminated by either party due to a default by the other), to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any or all Electronic Services Lines and related infrastructure, or selected components thereof, whether located in the Tenant’s Premises or elsewhere in the Project.

26.05 Rooftop Installations. Tenant shall have the right to install antennas or other rooftop communication installations (“Rooftop Installations”) which are reasonably necessary for Tenant’s operations in the Premises upon receiving Landlord’s prior written approval as to the plans and specifications and manner of installation which approval shall not be unreasonably withheld, delayed or conditioned. All approved Rooftop Installations shall be installed (i) in accordance with approved plans by contractors approved by Landlord in its reasonable discretion and in a manner which will not void any rooftop warranty; (ii) in accordance with Applicable Laws and any recorded encumbrances affecting the Property; and (iii) in a manner consistent with First Class Building Standards which shall include, if reasonably required by Landlord, screening such Rooftop Installations. In no event shall Tenant be entitled to lease space on the rooftop to third parties or to install Rooftop Installations which will not be utilized in connection with Tenant’s operations at the Premises. Landlord reserves the right to utilize the rooftop for purposes not inconsistent with Tenant’s Rooftop Installations. At Landlord’s option, Tenant shall remove any or all of the Rooftop Installations from the Project upon the expiration or termination of the Lease Term and repair any damage caused by such removal utilizing contractors approved by Landlord in Landlord’s sole discretion.

ARTICLE XXVII — MISCELLANEOUS

27.01 Entire Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

27.02 Amendments. This Lease shall not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. Neither Landlord nor Tenant shall have waived or released any of its rights hereunder unless in writing and executed by the party against whom such waiver is sought.

27.03 Successors. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind and benefit the successors and permitted assigns of the parties hereto.

27.04 Force Majeure. Landlord or Tenant shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of said party’s obligations hereunder if such failure is caused by any circumstance beyond the control of Landlord or Tenant, as applicable, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for Landlord or Tenant to perform any of its obligations shall be extended by the amount of time Landlord or Tenant is delayed in performing such obligation by reason of any force majeure occurrence whether similar to or different from the foregoing types of occurrences. Nothing in this Section 27.04 shall operate to extend or delay Tenant’s obligation to pay Base Rent, Rent Adjustments, or any additional rent payable hereunder or to extend the Rent Commencement Date or the Expiration Date.

27.05 Survival of Obligations. Any obligations of Tenant or Landlord accruing prior to the expiration of the Lease, including indemnification provisions and waivers of subrogation, shall survive the expiration or earlier termination of the Lease, and Tenant or Landlord, as the case may be, shall promptly perform all such obligations whether or not this Lease has expired or been terminated.

27.06 Light and Air. No diminution of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

27.07 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to the conflicts of law provisions thereof.

27.08 Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

27.09 Captions. All captions, headings, titles, numerical references and highlighting are for convenience only and shall have no effect on the interpretation of this Lease.

27.10 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

27.11 Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed hereunder by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of the Lease.

27.12 Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

27.13 Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.

27.14 Exhibits. Exhibit A through Exhibit H and Addendum 1 through Addendum 5 are incorporated into this Lease by reference and made a part hereof.

27.15 Offer to Lease. The submission of this Lease to Tenant or its broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until (a) it is executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed by Landlord and delivered to Tenant.

27.16 No Counterclaim; Choice of Venue. It is mutually agreed that in the event Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding. In addition, Tenant hereby submits to local jurisdiction in the State of Colorado and agrees that any action by Tenant against Landlord shall be instituted in the State of Colorado and that Landlord shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant in the State of Colorado.

27.17 Choice of Venue. Tenant and Landlord hereby submit to local jurisdiction in Broomfield County, State of Colorado and agree that any action by Tenant or Landlord shall be instituted in the State of Colorado and that each party shall have personal jurisdiction over the other for any action brought in the State of Colorado.

27.18 Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (i) to close the Project after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; (ii) to install, operate and maintain security systems which monitor, by close circuit television or otherwise, all persons entering or leaving the Project; and (iii) to retain at all times master keys or pass keys to the Premises.

27.19 Authority. Tenant warrants that all consents or approvals required of third parties for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.

27.20 Financial Statements. Tenant shall within fifteen (15) days after request, but not more often than twice in a calendar year, deliver to Landlord its most recent quarterly and annual financial statement, including balance sheet, income statement and statement of cash flow. Such financial statement shall be audited if an audited financial statement exists, and if unaudited shall be certified by Tenant’s president or chief financial officer to be in accordance with generally accepted accounting principles. Once fully executed, Tenant shall reserve the right to record and disclose Lease Documents as appropriate in order to comply with U.S. Securities and Exchange Commission regulations.

27.21 Memorandum of Lease. Neither Landlord nor Tenant shall record this Lease; however, either party will, upon the written request of the other party, execute a short form lease (“Memorandum of Lease”) regarding this Lease, in a form suitable for recording in the county real estate records and otherwise reasonably acceptable to the parties. The party requesting the execution of such Memorandum of Lease will bear all costs of the Memorandum of Lease, including any recording fees. Upon the execution of an amendment to this Lease and the written request of either party, the parties shall execute a corresponding amendment to the Memorandum of Lease. Upon the expiration or termination of this Lease, Tenant shall execute and deliver to Landlord a written acknowledgement in recordable form confirming that the Lease is no longer in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:			TENANT:

RIDGE PARKWAY ASSOCIATES, LLC, a Delaware limited liability company			McDATA CORPORATION, a Delaware corporation

By: Alliance Commercial Holdings III, LLC, a Colorado limited liability company, its Manager			By:	/s/ JOHN KELLEY

				Name:	JOHN KELLEY
				Title:	CEO and President
By: Alliance Commercial Partners, L.L.C., a Colorado limited liability company, its Managing member

By:	/s/ LARRY A. LANCE		By:	/s/ TOM MCGIMPSEY
	Name:	LARRY A. LANCE		Name:	TOM MCGIMPSEY
	Title:	Member		Title:	VICE PRESIDENT

M1:1107411.10